SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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Tidewater Inc.

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TIDEWATER INC.

601 Poydras Street, Suite 1500

New Orleans, Louisiana 70130

June 10, 2016

To Our Stockholders:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Tidewater Inc. to be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, on July 21, 2016 at 10:00 a.m., Central Time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be conducted at the meeting. Our directors and officers will be present at the meeting to respond to your questions.

This year, we are once again giving certain stockholders the option of receiving their proxy materials electronically. The Securities and Exchange Commission’s proxy rules allow companies to furnish proxy materials to stockholders by allowing them to access material on the internet instead of mailing a printed set to each stockholder, unless the stockholder requests delivery by traditional mail or electronically by email. In accordance with these rules, beginning on or about June 10, 2016, we began mailing a Notice of Internet Availability of Proxy Materials to certain stockholders and made our proxy materials available online. As discussed in greater detail below, the Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials online as well as how to vote by telephone, online or in person at the annual meeting. Most stockholders will not receive printed copies of the proxy materials unless requested.

You are requested to vote by proxy as promptly as possible. You may vote by telephone or online, or, if you have received a paper copy of our proxy materials, you may vote by signing, dating, and returning the enclosed proxy card in the envelope provided. If you attend the meeting, which we hope that you will, you may vote in person even if you previously voted by proxy.

Sincerely,

JEFFREY M. PLATT

President and Chief Executive Officer

TIDEWATER INC.

601 Poydras Street, Suite 1500

New Orleans, Louisiana 70130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2016 Annual Meeting of Stockholders of Tidewater Inc. will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, on July 21, 2016 at 10:00 a.m., Central Time, for the following purposes:

•	to elect 11 directors, each for a one-year term;

•	to approve, on an advisory basis, our executive compensation as disclosed in this proxy statement (the “say-on-pay” vote);

•	to ratify the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending March 31, 2017; and

•	to transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on May 31, 2016 are entitled to notice of, and to vote at, the 2016 annual meeting. Our board of directors unanimously recommends that you vote FOR each of the 11 director nominees, FOR approval of our executive compensation, and FOR ratification of our selection of Deloitte & Touche LLP as our auditors.

Your vote is important. If you are unable to attend the meeting in person and wish to have your shares voted, you may vote by telephone or online, or, if you have received a paper copy of our proxy materials, by completing, dating, and signing the enclosed proxy card, and returning it in the accompanying envelope as promptly as possible. You may revoke your proxy by giving a revocation notice to our Secretary at any time before the 2016 annual meeting, by delivering timely a proxy bearing a later date, or by voting in person at the meeting.

By Order of the Board of Directors

BRUCE D. LUNDSTROM

Executive Vice President,

General Counsel and Secretary

New Orleans, Louisiana

June 10, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF OUR

PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JULY 21, 2016.

This proxy statement and our 2016 annual report

are available at www.edocumentview.com/TDW

REQUIREMENTS FOR ATTENDING THE ANNUAL MEETING IN PERSON

If you plan to attend the annual meeting in person, please bring the following:

1.	proper personal identification (preferably a current driver’s license); and

2.	acceptable proof of ownership if your shares are held for you by a broker, bank, or other nominee (in “street name”).

If your shares are held in street name, we will accept, as proof of your ownership of those shares, either an account statement or a letter from your broker, bank, or other nominee confirming that you were the beneficial owner of our stock on the record date.

We reserve the right to deny admission to the meeting to any person other than a stockholder of record on the record date (or a duly-designated proxy) or a beneficial owner of shares held in street name on the record date who has produced acceptable proof of ownership.

If you need directions to the annual meeting, please contact us at (713) 470-5300.

TIDEWATER INC.

601 Poydras Street, Suite 1500

New Orleans, Louisiana 70130

PROXY STATEMENT

PROXY SUMMARY

This summary highlights selected information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. For more complete information regarding our 2016 performance, please review our 2016 annual report.

The 2016 annual report, including financial statements, is being made available to stockholders together with this proxy statement and form of proxy on or about June 10, 2016.

2016 Annual Meeting of Stockholders

Time and Date:    10:00 a.m., Central Time, Thursday, July 21, 2016

Place:    Four Seasons Hotel, 1300 Lamar Street, Houston, Texas

Record Date:    May 31, 2016

Voting:    Only stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals.

2016 Performance Highlights (page 33)

•

Best Safety Performance in Company History.    We had the best safety performance in our history, with a Total Recordable Incident Rate (TRIR) of 0.08 per 200,000 hours worked and not a single lost time accident in fiscal 2016. Our record safety performance positively impacted our financial results, contributing to significant reductions in our insurance and loss reserves in fiscal 2016. We also believe that our strong safety record gives us a competitive advantage, both in retaining existing business and competing for new contracts.

•

Adjusted Net Earnings/(Loss) of ($55.3) Million (compared to Net Earnings/(Loss) of ($160.2) Million as Reported in our Fiscal 2016 Consolidated Financial Statements) in a Very Challenged Business Environment.    We calculate adjusted net earnings/(loss) by adding back $104.9 million to our reported net earnings/(loss), which is the tax-effected value of $117.3 million of asset impairment charges and $7.6 million of restructuring charges incurred during fiscal 2016.

•

Improved Cash Flow Provided by Operations as Compared with Average of Last Two Fiscal Years.    Cash flow from operations has fluctuated over the past few fiscal years, but our fiscal 2016 cash flow from operations exceeded the average of the prior two fiscal years, a solid performance given the general industry downturn.

•

Reduction in Outstanding Vessel Construction Commitments.    Renegotiations of 14 vessel construction contracts during fiscal 2016 will lead to the recovery of approximately $78 million in progress payment refunds, the realization of approximately $8 million in interest credits, and a reduction in future capital expenditures of approximately $131 million.

Executive Compensation Highlights (page 32)

•

Base Salaries Unchanged from Fiscal 2015 Levels.    In early fiscal 2015, the compensation committee approved a general company-wide salary freeze, which included our named executives. This salary freeze was in effect throughout fiscal 2016 and will remain in effect through fiscal 2017.

•

Annual Incentive Payouts Ranged Between 124-125% of Target.    These results were driven largely by exemplary safety results (historic low of 0.08 TRIR yielded maximum payout on that 25% component), and cash flow from operations ($253.3 million, which surpassed the target of $225 million). Our safety performance has positively impacted our financial results, contributing to significant reductions in our insurance and loss reserves during fiscal 2016. If our safety performance had met target rather than achieving the maximum, the overall payout to each named executive would have been under target.

•

For Fiscal 2017: 20% Reduction in Annual Incentive Plan Target Opportunity.    In early fiscal 2017, as part of the Company’s continuing efforts to contain costs, the compensation committee approved a 20% reduction to each named executive’s annual incentive plan target opportunity for fiscal 2017.

•

Long-Term Incentive Target Grant Values Reduced 20% from Fiscal 2015 Target Grant Levels.    The compensation committee granted a similar mix of long-term incentive vehicles (stock options, phantom stock units, and a cash-based performance award) and a similar proportion of time- and performance-based metrics, but reduced the target value for each named executive by 20% as part of our overall cost-cutting initiatives.

•

No Payouts on Performance-Based Long-Term Incentive Awards for Three-Year Performance Period Ended March 31, 2016 Due to Company’s Relative TSR Performance.    As a result, following the end of fiscal 2016, our named executives forfeited equity awards with an aggregate grant date value in excess of $3.2 million. None of our performance-based awards granted since fiscal 2007 have paid out; including these recently-forfeited awards, our named executives have forfeited awards with an aggregate grant date value in excess of $10 million.

•	No Changes in Retirement or Change in Control Benefits or Any Other Benefits or Perquisites during Fiscal 2016.

•

For Fiscal 2017: Renegotiation of Change in Control Agreements Expected to Result in Termination of Excise Tax Gross Up Rights.    Several years ago, the compensation committee adopted a policy that it would not grant excise tax gross-up rights in future change in control agreements. Our chief executive officer’s change in control agreement does not contain such rights, although legacy agreements with certain other officers do. In early fiscal 2017, the committee made a decision to renegotiate all outstanding change in control agreements with its officers. Although this process is ongoing, the committee expects that, among other things, it will result in the elimination of all excise tax gross-up provisions.

•

For Fiscal 2017: Certain Components of Director Compensation Reduced by 15% over Fiscal 2016 Levels.    In support of our continuing cost-cutting efforts, our nominating and corporate governance committee approved a 15% reduction in both base annual cash retainers and the value of annual equity-based awards for our independent directors effective April 1, 2016.

Agenda and Voting Recommendations

Proposal	Description	Board Vote Recommendation	Page
1	Election of directors	FOR each nominee	11

2	Advisory vote on executive compensation	FOR	31

3	Ratification of selection of independent registered public accounting firm	FOR	73

Director Highlights (page 11)

Name	Age	Director Since	Principal Occupation	Independent	Board Committees
M. Jay Allison	60	2006	Chief Executive Officer and Chairman of the board of directors of Comstock Resources, Inc.	Yes	Audit Finance and Investment

James C. Day	73	2007	Retired Chairman of the board of directors and former Chief Executive Officer and President of Noble Corporation	Yes	Audit Nominating and Corporate Governance

Richard T. du Moulin	69	2003	President of Intrepid Shipping LLC	Yes	Compensation Finance and Investment

Morris E. Foster	73	2010	Retired Vice President of ExxonMobil Corporation and President of ExxonMobil Production Company	Yes	Compensation Finance and Investment

J. Wayne Leonard	65	2003	Retired Chief Executive Officer and Chairman of the board of directors of Entergy Corporation	Yes	Audit Nominating and Corporate Governance

Richard D. Paterson	65	2014	Retired global leader of PricewaterhouseCoopers LLP’s Consumer, Industrial Products and Services Practices	Yes	Audit Finance and Investment

Richard A. Pattarozzi	72	2001	Retired Vice President of Shell Oil Company	Yes	Compensation Nominating and Corporate Governance

Jeffrey M. Platt	58	2012	President and Chief Executive Officer of Tidewater	No

Robert L. Potter	65	2013	Retired President of FMC Technologies, Inc.	Yes	Compensation Nominating and Corporate Governance

Cindy B. Taylor	54	2008	President, Chief Executive Officer, and director of Oil States International, Inc.	Yes	Audit Finance and Investment

Jack E. Thompson	66	2005	Independent management consultant	Yes	Compensation Nominating and Corporate Governance

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I receiving these proxy materials?

A:	Our board of directors (our “board”) is soliciting your proxy to vote at our 2016 annual meeting because you owned shares of our common stock at the close of business on May 31, 2016, the record date for the meeting, and are entitled to vote those shares at the meeting. This proxy statement, along with a proxy card or a voting instruction form, is being mailed to certain stockholders and will be available online at www.edocumentview.com/TDW beginning June 10, 2016. This proxy statement summarizes information relevant to your vote on the matters that will be considered at the annual meeting. You do not need to attend the annual meeting in person to vote your shares.

Q:	Why did I receive a one-page “Notice of Internet Availability of Proxy Materials” instead of a full set of proxy materials?

A:	Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are electing to furnish proxy materials to certain stockholders online rather than mailing printed copies of those materials. If you received a Notice of Internet Availability of Proxy Materials (“Notice”) by mail, you will not receive a printed copy of our proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials online. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

Q:	On what matters will I be asked to vote?

A:	At the annual meeting, our stockholders will be asked:

•	to elect 11 directors for a one-year term;

•	to approve, on an advisory basis, our executive compensation as disclosed in this proxy statement (the “say-on-pay” vote);

•	to ratify the selection of Deloitte & Touche LLP (“Deloitte & Touche”) as our independent registered public accounting firm for fiscal year 2017; and

•	to consider any other matter that properly comes before the meeting.

Q:	Where and when will the meeting be held?

A:	The meeting will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, on July 21, 2016 at 10:00 a.m., Central Time.

Q:	Who is soliciting my proxy?

A:	Our board is soliciting the proxy that you are entitled to vote at our 2016 annual meeting of stockholders. By completing and returning the proxy card or voting instruction form, or by casting your vote by phone or via the internet, you are authorizing the proxy holder to vote your shares of common stock at our annual meeting in accordance with your instructions.

Q:	How many votes may I cast?

A:	With respect to any matter properly presented for a stockholder vote other than the election of directors, you may cast one vote for every share of our common stock that you owned on the record date. With respect to the election of directors, you may cast one vote for every share of our common stock that you owned on the record date for each director nominee.

Q:	What is the total number of votes that can be cast by all stockholders?

A:	On the record date, we had 47,067,715 shares of common stock outstanding, each of which was entitled to one vote per share.

Q:	How many shares must be present to hold the meeting?

A:	Our bylaws provide that the presence at the meeting, whether in person or by proxy, of a majority of the outstanding shares of stock entitled to vote constitutes a “quorum,” which is required to hold the meeting. On the record date, 23,533,858 shares constituted a majority of our outstanding stock entitled to vote at the meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered in your name with our transfer agent, Computershare, you are the “stockholder of record” with respect to those shares and we have sent the Notice and/or proxy materials directly to you.

If your shares are held on your behalf in a stock brokerage account or by a bank or other nominee, you are the “beneficial owner” of shares held in “street name” and the Notice and/or proxy materials have been forwarded to you by your broker, bank, or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to instruct your broker, bank, or nominee as to how to vote your shares by using the voting instruction form included in the mailing or by following their instructions for voting by telephone or the internet.

Q:	How do I vote?

A:	You may vote using any of the following methods:

•

Proxy card or voting instruction form:    If your shares are registered in your name and you receive a printed copy of our proxy materials, you may vote your shares by completing, signing, and dating the proxy card and then returning it in the enclosed prepaid envelope. If your shares are held in street name by a broker, bank, or other nominee, that entity should have provided you with a voting instruction form that will provide you with the procedures you should follow to cast your vote.

•

By telephone or online:    If your shares are registered in your name, you may also vote by telephone by calling 1-800-652-8683 or online at http://www.edocumentview.com/TDW by following the instructions at that site. The availability of telephone and online voting for beneficial owners whose shares are held in street name will depend on the voting procedures adopted by your broker, bank, or nominee. Therefore, we recommend that you follow the instructions in the materials they have provided to you.

•

In person at the annual meeting:    You may also vote in person at the annual meeting, either by attending the meeting yourself or authorizing a representative to attend the meeting on your behalf. You may also execute a proper proxy designating that person to act as your representative at the meeting. If you are a beneficial owner of shares, you must obtain a proxy from your broker, bank, or nominee naming you as the proxy holder and present it to the inspector of election with your ballot when you vote at the annual meeting.

Q:	Once I deliver my proxy, can I revoke or change my vote?

A:	Yes. You may revoke or change your proxy at any time before it is voted at the meeting by delivering a written revocation notice to our Secretary or by delivering an executed replacement proxy by the voting deadline. In addition, if you vote in person at the meeting, you will revoke any prior proxy.

Q:	Can my shares be voted if I do not return the proxy card and do not attend the meeting in person?

A:	If you hold shares in street name and you do not provide voting instructions to your broker, bank, or nominee, your shares will not be voted on any proposal that your broker does not have discretionary authority to vote (a “broker non-vote”). Brokers, banks, and other nominees generally only have discretionary authority to vote without instructions from beneficial owners on the ratification of the appointment of an independent registered public accounting firm; they do not have discretionary authority to vote in the absence of instructions from beneficial owners on any other matter proposed in this proxy statement.

Shares represented by proxies that include broker non-votes on a given proposal will be considered present at the meeting for purposes of determining a quorum, but those shares will not be considered to be represented at the meeting for purposes of calculating the vote with respect to that proposal.

If you do not vote shares registered in your name, your shares will not be voted. However, the proxy agent may vote your shares if you execute and return a blank or incomplete proxy card (see “What happens if I return a proxy card without voting instructions?” below regarding record holders).

Q:	What happens if I return a proxy card without voting instructions?

A:	If you properly execute and return a proxy or voting instruction form, your stock will be voted as you specify.

If you are a stockholder of record and you execute and return a blank or incomplete proxy card without voting instructions, the proxy agent will vote your shares (i) FOR each of the 11 director nominees, (ii) FOR the advisory say-on-pay vote, and (iii) FOR the ratification of the selection of Deloitte & Touche as our independent registered public accounting firm for fiscal year 2017.

If you are a beneficial owner of shares and do not give voting instructions to your broker, bank, or nominee, your broker, bank, or nominee will be entitled to vote your shares only with respect to the ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm.

Q:	How does Tidewater recommend I vote on each proposal? What vote is required to approve each proposal? What effect do abstentions, withheld votes, and broker non-votes have on each proposal?

A:	The following chart explains what your voting options are with regard to each matter proposed for a vote at the annual meeting, how we recommend that you vote, what vote is required for that proposal to be approved, and how abstentions or withheld votes and broker non-votes affect the outcome of that vote.

Proposal	Your Voting Options	Voting Recommendation of the Board	Vote Required for Approval	Effect of Abstentions or Withheld Votes	Effect of Broker Non-Votes

Election of directors	You may vote “FOR” each nominee or choose to “WITHHOLD” your vote for one or more of the nominees.	The board recommends you vote FOR each of the 11 nominees.	each nominee is elected by plurality of votes cast (but see the note below on our “Majority Voting Policy in Director Elections”)	no effect (but see the note below on our “Majority Voting Policy in Director Elections”)	no effect

Say-on-pay vote (advisory)	You may vote “FOR” or “AGAINST” this proposal or choose to “ABSTAIN” from voting.	The board recommends you vote FOR approval of our executive compensation as disclosed in this proxy statement.	affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter	will count as a vote AGAINST this proposal	no effect

Ratification of our selection of Deloitte & Touche as our auditors	You may vote “FOR” or “AGAINST” this proposal or choose to “ABSTAIN” from voting.	The board recommends you vote FOR ratification of our selection of auditors.	affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter	will count as a vote AGAINST this proposal	not applicable (this is a routine matter for which brokers have discretionary voting authority)

Majority Voting Policy in Director Elections.    Although our directors are elected by plurality vote, we have a majority voting policy requiring any nominee for director who receives a greater number of

“WITHHELD” votes than “FOR” votes in an uncontested election to tender his or her resignation for consideration by our board’s nominating and corporate governance committee. You may find more information about our majority voting policy in this proxy statement under the heading “Election of Directors (Proposal 1)—Majority Voting Policy.”

Any Other Matters.    Any other matter that properly comes before the annual meeting will be decided by the vote of the holders of a majority of the shares of common stock present in person or represented by proxy, except where a different vote is required by statute, our certificate of incorporation, or our bylaws.

Q:	Who pays for soliciting proxies?

A:	We pay all costs of soliciting proxies. In addition to solicitations by mail, we have retained Morrow & Co. to aid in the solicitation of proxies for our 2016 annual meeting at an estimated fee of $9,500. Our directors, officers, and employees, in the course of their employment and for no additional compensation, may request the return of proxies by mail, telephone, internet, personal interview, or other means. We are also requesting that banks, brokerage houses, and other nominees or fiduciaries forward the soliciting materials to their principals and that they obtain authorization for the execution of proxies. We will reimburse them for their reasonable expenses.

Q:	What is “householding”?

A:	The delivery rules regarding proxy materials may be satisfied by delivering a single copy to an address shared by two or more stockholders. This method of delivery is referred to as “householding.”

Currently, we do not deliver our proxy materials through householding for stockholders of record. However, if you hold your shares in street name, your broker, bank, or nominee may be householding, unless we or they have received contrary instructions from one or more of the stockholders at a shared address.

If you hold your shares in street name and your proxy materials are being householded, and you wish to receive a separate copy of any of the proxy materials, you may either notify your broker, bank, or nominee directly or you may notify us directly by calling (504) 568-1010 or by sending a written request addressed to our Secretary at 601 Poydras Street, Suite 1500, New Orleans, Louisiana 70130. In either case, upon such a request, we will deliver to you promptly a separate copy of the requested proxy materials. Stockholders sharing an address can also request delivery of a single copy of any of the proxy materials through these methods of notification.

Q:	Could other matters be considered and voted upon at the meeting?

A:	Our board does not expect to bring any other matter before the annual meeting and it is not aware of any other matter that may be considered at the meeting. In addition, under our bylaws, the time has expired for any stockholder to properly bring a matter before the meeting. However, in the unexpected event that any other matter does properly come before the meeting, subject to applicable SEC rules, the proxy holder will vote the proxies in his discretion.

Q:	What happens if the meeting is postponed or adjourned?

A:	Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still have the right to change or revoke your proxy until it is voted.

Q:	When will the voting results be announced?

A:	We will announce preliminary voting results at the annual meeting. We will also disclose the voting results on a Form 8-K filed with the SEC within four business days after the annual meeting, which will also be available on our website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below shows the name, address and stock ownership of each person known by us to beneficially own more than 5% of our common stock as of May 31, 2016.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
FMR LLC	7,045,001	(2)	15.0%
245 Summer Street
Boston, Massachusetts 02210

BlackRock, Inc.	4,700,180	(3)	10.0%
55 East 52nd Street
New York, New York 10055

Sprucegrove Investment Management Ltd.	4,565,725	(4)	9.7%
181 University Avenue, Suite 1300
Toronto, Ontario, Canada M5H 3M7

The Vanguard Group	3,461,916	(5)	7.4%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355

(1)	Based on 47,067,715 shares of common stock outstanding on May 31, 2016.
(2)	Based on a Schedule 13G/A filed with the SEC on February 12, 2016 by FMR LLC, Abigail P. Johnson, Fidelity Series Small Cap Discovery Fund (the “Series Discovery Fund”), and Fidelity Small Cap Discovery Fund (the “Discovery Fund”). The Schedule 13G/A reports that Ms. Johnson is the vice chairman, chief executive officer, and president of FMR. According to the Schedule 13G/A, FMR has sole voting power over one of these shares and sole dispositive power over all shares reported, Ms. Johnson has sole dispositive power over all shares reported, the Series Discovery Fund has sole voting power over 2,370,000 shares, and the Discovery Fund has sole voting power over 4,675,000 shares. The Schedule 13G/A reports that members of the Johnson family, including Ms. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR, and through a shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR.
(3)	Based on a Schedule 13G/A filed with the SEC on May 10, 2016 by BlackRock, Inc., which has sole voting power over 4,577,146 shares and sole dispositive power over all shares reported.
(4)	Based on a Schedule 13G filed with the SEC on February 10, 2016 by Sprucegrove Investment Management Ltd. and Craig Merrigan as a group. Sprucegrove has sole voting power over 3,057,600 shares, shared voting power over 1,508,125 shares, and sole dispositive power over all shares reported. Mr. Merrigan has sole voting and dispositive power over 7,700 shares.
(5)	Based on a Schedule 13G/A filed with the SEC on February 10, 2016 by The Vanguard Group, an investment adviser, which has sole voting power over 58,487 shares, shared voting power over 4,700 shares, sole dispositive power over 3,400,529 shares, and shared dispositive power over 61,387 shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of May 31, 2016 by each director, by each executive officer named in the Fiscal 2016 Summary Compensation Table (“named executive” or “NEO”), and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and investment power with respect to all shares of our common stock beneficially owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class of Common Stock(1)	Stock Units(2)
Directors
M. Jay Allison	—		*	41,590
James C. Day	1,500	(3)	*	39,507
Richard T. du Moulin	36,100	(4)	*	42,605
Morris E. Foster	—		*	31,839
J. Wayne Leonard	5,000		*	42,605
Richard D. Paterson	—		*	19,274
Richard A. Pattarozzi	2,500		*	42,605
Jeffrey M. Platt	240,872	(5)	*	210,299
Robert L. Potter	4,750		*	24,097
Cindy B. Taylor	—		*	29,615
Jack E. Thompson	2,500		*	33,614
Named Executives(6)
Quinn P. Fanning	121,089	(5)	*	125,544
Jeffrey A. Gorski	56,584	(5)	*	125,544
Bruce D. Lundstrom(7)	128,141	(5)	*	108,241
Joseph M. Bennett	144,439	(5)	*	75,326
All directors and executive officers as a group (15 persons)	743,475	(8)	1.6%	992,305

*	Less than 1.0%.
(1)	Based on 47,067,715 shares of common stock outstanding on May 31, 2016, and includes for each person and group the number of shares that person or group has the right to acquire within 60 days of May 31, 2016.
(2)	Reflects the number of stock units held by each director and named executive officer, which are not included in his or her beneficial ownership calculation.

For each director other than Mr. Platt, this figure represents the number of deferred stock units held by him or her as of May 31, 2016. Each deferred stock unit, which is fully vested on grant, represents the right to receive, in cash, the value of a share of our common stock. Please see the section entitled, “Director Compensation” for more information on our director equity compensation program.

For each named executive officer, including Mr. Platt, this figure represents the total number of restricted stock units (payable in shares of common stock) and phantom stock units (payable in cash based on the value of a share of common stock) held by him as of May 31, 2016, as detailed in the table below.

Named Executive	Restricted Stock Units	Phantom Stock Units
Mr. Platt	41,886	168,413
Mr. Fanning	16,889	108,655
Mr. Gorski	16,889	108,655
Mr. Lundstrom	14,074	94,167
Mr. Bennett	10,133	65,193

The awards held by our named executive officers will vest and pay out only if certain vesting conditions are met. For more information on these awards, please see the table entitled “Outstanding Equity Awards at March 31, 2016.”

(3)	These shares are held in a family trust for the benefit of Mr. Day and his children. As one of three trustees of the trust, Mr. Day shares voting and investment power over these shares.
(4)	Includes 11,100 shares owned by Mr. du Moulin’s children, as to which he disclaims beneficial ownership.
(5)	The total number of shares shown as beneficially owned by each named executive includes the following:

Named Executive	Shares Acquirable within 60 days upon Exercise of Stock Options	Shares Attributable to the NEO’s Account under our 401(k) Savings Plan
Mr. Platt	128,048	2,071
Mr. Fanning	87,803	1,632
Mr. Gorski	18,728	596
Mr. Lundstrom	83,663	1,761
Mr. Bennett	78,295	4,884

(6)	Information regarding shares beneficially owned by Mr. Platt, who was a named executive for fiscal 2016 in addition to Messrs. Fanning, Gorski, Lundstrom, and Bennett, appears immediately above under the caption “Directors.”
(7)	Includes 419 shares that are subject to a divorce decree and over which Mr. Lundstrom has voting but no investment power.
(8)	Includes (a) 396,537 shares of our common stock that our executive officers have the right to acquire within 60 days through the exercise of options; (b) 11,100 shares for which the director or executive officer disclaims beneficial ownership; (c) 1,500 shares held in a family trust, over which such person shares voting and investment power; (d) 10,944 shares attributable to such persons’ accounts in our 401(k) Savings Plan; and (e) 419 shares for which the executive officer has voting but no investment power.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Our directors are elected annually. Upon the unanimous recommendation of our nominating and corporate governance committee, our board has re-nominated each of our 11 current board members to serve another term as director. Each director elected at the 2016 annual meeting will serve a one-year term beginning at the annual meeting and ending when his or her successor, if any, is elected or appointed. Assuming stockholders elect all of these director nominees at the annual meeting, our board will continue to have 11 directors.

We intend to vote the proxies received in response to this solicitation “FOR” the election of each of the nominees. If, contrary to our present expectations, any nominee is cannot or will not serve, we intend to vote the proxies “FOR” the election of the other nominees and proxies may be voted for any substitute nominee of our board. Each nominee has consented to being named as a nominee in this proxy statement and to serve as a director if elected. Our board has no information or reason to believe that any nominee will not be a candidate at the time of the annual meeting or, if elected, will be unable or unwilling to serve as a director. In no event will the proxies be voted for more than 11 nominees.

Majority Voting Policy.    Our board has adopted a majority voting policy as a part of its Corporate Governance Policy. Under this policy, any director who stands for re-election in an uncontested election and who receives a greater number of “WITHHELD” votes than “FOR” votes must tender his or her resignation following certification of the stockholder vote. Our board’s nominating and corporate governance committee is required to promptly consider and recommend to our board whether to accept the tendered resignation. Our board will then act on the committee’s recommendation within 90 days following certification of the stockholder vote. We would then promptly and publicly disclose the board’s findings and final decision in a current report on Form 8-K filed with the SEC. A copy of our Corporate Governance Policy, which includes our majority voting policy, may be obtained as described under “Corporate Governance—Availability of Corporate Governance Materials.” Abstentions, withheld votes, and broker non-votes will have no effect on this proposal.

Our board of directors recommends that you vote “FOR” each of the following 11 nominees: M. Jay Allison, James C. Day, Richard T. du Moulin, Morris E. Foster, J. Wayne Leonard, Richard D. Paterson, Richard A. Pattarozzi, Jeffrey M. Platt, Robert L. Potter, Cindy B. Taylor, and Jack E. Thompson.

A biography of each director nominee is set forth below. Each director nominee’s biography contains information regarding that person’s service as a director, business experience, other public company directorships held currently or at any time during the last five years, and the nominee’s experiences, qualifications, attributes, or skills that led the nominating and corporate governance committee and our board to determine that he or she should serve as a director for our company. The information in each biography is presented as of May 31, 2016.

Name and Age	Business and Leadership Experience, Skills, and Qualifications	Tidewater Director since
M. Jay Allison, 60

Business and Leadership Experience:    M. Jay Allison is the Chief Executive Officer and Chairman of the board of directors of Comstock Resources, Inc., a publicly-traded independent energy company specializing in oil and gas exploration, development and production. He first joined Comstock Resources in 1987 as its Vice President, Secretary, and Director, was appointed Chief Executive Officer in 1988, and was elected the company’s Chairman in 1997. Mr. Allison also served as the President of Comstock Resources from 1988 to 2013.

Mr. Allison holds B.B.A., M.S., and J.D. degrees from Baylor University. From 1981 to 1987, he was a practicing oil and gas attorney with the firm of Lynch, Chappell & Alsup in Midland, Texas. Mr. Allison was Chairman of the board of directors of Bois d’Arc Energy, Inc., a publicly-traded independent exploration company engaged in the discovery and production of oil and natural gas in the Gulf of Mexico, from its formation in 2004 until its merger with Stone Energy Corporation in August 2008.

Mr. Allison is a member of the Board of Regents for Baylor University and the Board of Directors of the Dallas Wildcat Committee, former Chair of Legacy Christian Academy in Frisco, Texas, a former trustee of Howard Payne University in Brownwood, Texas and a former member of the Advisory Board for the Salvation Army in Dallas, Texas. Mr. Allison was awarded the Ernst & Young Entrepreneur Of The Year® 2009 Award in the Energy, Chemicals and Mining category.

Skills and Qualifications:    Mr. Allison brings over 29 years of executive management and public company board experience in the oil and gas industry to our board. In addition, his legal background, his considerable industry knowledge and experience, and his experience with mergers and acquisitions make Mr. Allison a valuable member of our board.

2006

James C. Day, 73

Business and Leadership Experience:    James C. Day is the retired Chairman of the board of directors and former Chief Executive Officer and President of Noble Corporation, one of the world’s largest offshore drilling companies. He served as Chairman of Noble from 1992 to 2007, as its Chief Executive Officer from 1984 to 2006, and as President from 1984 to 1999 and again from 2003 to 2006.

Mr. Day began his career in the energy sector after his graduation from Phillips University with a Bachelor of Science degree in Business Administration. He joined Noble in 1977. In 2007, he was awarded an Honorary Degree of Doctor of Humane Letters from the University of Oklahoma. Mr. Day has served as a director of Global Industries, Ltd., a publicly-traded provider of offshore marine construction services and Noble Energy Corporation, a publicly-traded oil and gas firm. He is a former chairman of the International Association of Drilling Contractors and the National Ocean Industries Association (NOIA).

2007

Name and Age	Business and Leadership Experience, Skills, and Qualifications	Tidewater Director since

Mr. Day currently serves as a director of EOG Resources, Inc., a publicly-traded independent oil and gas company with reserves in the United States as well as in Canada, Trinidad, the United Kingdom, and China, and previously served as a director of ONEOK, Inc., the general partner of one of the largest publicly-traded master limited partnerships and among the largest natural gas distributors in the world. He is an honorary director of the American Petroleum Institute, which awarded him the Gold Medal for Distinguished Achievement, the Institute’s highest award. In addition, Mr. Day is a trustee of The Samuel Roberts Noble Foundation, Inc., and is founder, director, and President of The James C. and Teresa K. Day Foundation. He serves on the boards of numerous other civic, business, and not-for-profit organizations.

Skills and Qualifications:    Mr. Day brings to our board a broad base of knowledge in various segments of the energy sector—from exploration and drilling to delivery and distribution. His extensive management and operational expertise in the oil and gas industry and his public company board service contribute greatly to our board’s skillset. Our board also benefits from the perspective Mr. Day gained during his tenure at the helm of a large, publicly-traded company with an international footprint.

Richard T. du Moulin, 69

Business and Leadership Experience:    Richard T. du Moulin currently serves as the President of Intrepid Shipping LLC, a privately held company that manages a fleet of ocean-going vessels. He has held this position since the company was founded in 2002.

After graduating from Dartmouth College, Mr. du Moulin served in the U.S. Navy from 1969 to 1972. In 1974, he received an MBA from Harvard Business School and began his career at OMI Corporation. During his 15 years with OMI, he served as Executive Vice President, Chief Operating Officer, and as a member of the company’s board of directors. He left OMI in 1989 to start his own company, Intrepid Shipping. That same year, he led a group of partners in a buy-out of Marine Transport Lines (MTL), the oldest marine transportation company in America, after which Intrepid took on the name of MTL. The company later went public and became Marine Transport Corporation (MTC), and Mr. du Moulin served as its Chairman and Chief Executive Officer from 1998 to 2002. After the acquisition of several competitors, Mr. du Moulin and partners sold MTC to Crowley Maritime in 2002, paving the way for him to organize and lead a new Intrepid Shipping in 2002.

Mr. du Moulin served as Chairman of Intertanko, the leading trade organization for the tanker industry, from 1996 to 1999. Mr. du Moulin is a recipient of the U.S. Coast Guard’s Distinguished Service Medal and the shipping industry’s highest honors, the Commodore Award and the AOTOS (Admiral of the Ocean Seas).

2003

Name and Age	Business and Leadership Experience, Skills, and Qualifications	Tidewater Director since

Mr. du Moulin is currently a director of Teekay Tankers Ltd., a publicly-traded affiliate of Teekay Corporation, the world’s largest owner/operator of medium-sized crude oil tankers. He is also a director of Pangaea Logistics Co. Ltd., an owner and operator of dry cargo vessels. Mr. du Moulin has served on the board of the American Bureau of Shipping and is a trustee of the National Maritime Historical Society. In addition, Mr. du Moulin is a member of the Board of Trustees and Chairman of the Seamens Church Institute of New York and New Jersey.

Skills and Qualifications:    Mr. du Moulin has considerable executive management, business development, and merger and acquisition experience. His expertise in many aspects of the maritime transportation industry adds significant value to our board’s knowledge base.

Morris E. Foster, 73

Business and Leadership Experience:    Morris E. Foster retired in 2008 as Vice President of ExxonMobil Corporation and President of ExxonMobil Production Company following more than 40 years of service with the ExxonMobil group.

Mr. Foster joined Exxon in 1965 after his graduation from Texas A&M University with a Bachelor of Science in mechanical engineering. He served in a number of production engineering and management roles domestically as well as in the United Kingdom and Malaysia prior to his appointment in 1995 as a Senior Vice President in charge of the upstream business of Exxon Company, USA. In 1998, Mr. Foster was appointed President of Exxon Upstream Development Company, and following the merger of Exxon and Mobil in 1999, he was named to the position of President of ExxonMobil Development Company. In 2004, Mr. Foster was named President of Exxon Mobil Production Company, the division responsible for ExxonMobil’s upstream oil and gas exploration and production business, and a Vice President of ExxonMobil Corporation.

Mr. Foster currently serves as Chairman of Stagecoach Properties Inc., a real estate holding corporation with properties in Salado, Houston and College Station, Texas; Carmel, California and Argentina and as a member of the Board of Regents of Texas A&M University. In addition, Mr. Foster currently serves as the Chairman of The University of Texas Investment Management Company (UTIMCO) and on the boards of Scott & White Medical Institute and First State Bank of Temple, Texas. He was inducted into Texas A&M University’s Academy of Distinguished Graduates in 1993.

Skills and Qualifications:    Mr. Foster has extensive executive management experience in both the development and production segments of the oil and gas industry that we serve. He brings a sophisticated working knowledge of the complexity of conducting international operations to our board. In addition, Mr. Foster’s considerable practical experience in achieving integration of business operations following a merger provides a valuable perspective to our board’s evaluation of corporate opportunities.

2010

Name and Age	Business and Leadership Experience, Skills, and Qualifications	Tidewater Director since
J. Wayne Leonard, 65

Business and Leadership Experience:    J. Wayne Leonard retired as the Chief Executive Officer and Chairman of the board of directors of Entergy Corporation, a Fortune 500 integrated energy company engaged primarily in electric power production and retail distribution operations, in 2013, having served 14 years at Entergy’s helm.

Mr. Leonard has over 40 years of experience in the energy and power sector.

Mr. Leonard earned a degree in Accounting and Political Science from Ball State University and an MBA from Indiana University. He is a certified public accountant.

During his tenure as Entergy’s Chief Executive Officer, Mr. Leonard was recognized as one of the top CEOs in the power industry. He received the Platts Global Energy Award of Global Energy CEO of the Year in 2003, having been a finalist for that award for an unprecedented nine consecutive years (2001-2009). Mr. Leonard was named Institutional Investor’s Best CEO (energy/electric utilities) in 2004 and in 2010, and was one of the top four nominees for that award in every year during that period.

Mr. Leonard currently serves as a director of Emera Incorporated, a publicly-traded international energy and services company. He is a former director of the Edison Electric Institute, an association of shareholder-owned electric companies, and also served as chairman and a trustee of United Way of Greater New Orleans and of the National D-Day Museum Foundation, and currently serves on the boards of various other civic and charitable organizations.

Skills and Qualifications:    Mr. Leonard has considerable leadership experience in the energy sector, and has widely been recognized as a leader in corporate governance. As a certified public accountant,

Mr. Leonard has a sophisticated understanding of financial and accounting matters.

		2003

Richard D. Paterson, 65	Business and Leadership Experience: Richard D. Paterson is a certified public accountant who retired from PricewaterhouseCoopers LLP (PwC), an international network of auditors, tax and business consultants, in 2011 after 37 years of service. At the time of his retirement, Mr. Paterson served as the global leader of PwC’s Consumer, Industrial Products and Services Practices comprising the automotive, consumer and retail, energy utilities and mining, industrial products, pharmaceutical and health industry sectors. These practices comprised roughly half of PwC’s global revenues. Prior to that role, Mr. Paterson led PwC’s global energy, utilities and mining practice for 9 years and also served as managing partner of PwC’s Houston Office and U.S. Energy Practice. Mr. Paterson was the lead audit partner with responsibility for the audits of ExxonMobil Corporation from 2002 to 2006. Prior to this position, Mr. Paterson lived in Moscow, Russia where he led PwC’s Energy Practice for Europe, Middle East and Africa and also was the lead audit partner responsible for the audit of OAO Gazprom, the largest company in	2014

Name and Age	Business and Leadership Experience, Skills, and Qualifications	Tidewater Director since

Russia. Mr. Paterson joined PwC in 1974 and was admitted as a partner in 1987. He possesses extensive knowledge of the energy industry and energy value chain and, during his PwC career, was a frequent speaker at the World Energy Congress and World Petroleum Congress.

Mr. Paterson is a member of the National Association of Corporate Directors where he has earned the distinction of NACD board leadership fellow. He currently serves on the boards of Parker Drilling Company (NYSE:PKD) and Eclipse Resources Corporation (NYSE:ECR), serving as presiding director and a member of the audit committee and corporate governance committee of Parker Drilling Company and as chairman of the audit committee of Eclipse Resources Corporation. He is a past board member of Zaff GP LLC, the U.S./Russia Business Council, and the U.S. Energy Association.

Skills and Qualifications:    Mr. Paterson brings a strong finance and accounting background to our board. His public board service deepens the board’s knowledge base. In addition, given the nature and scope of our operations, Mr. Paterson’s extensive international experience and considerable knowledge of the energy industry contributes to our board’s collective ability to monitor the risks and challenges facing our company.

Richard A. Pattarozzi, 72

Business and Leadership Experience:    Richard A. Pattarozzi currently serves as the independent chairman of our board of directors, having previously served as our lead independent director. Mr. Pattarozzi retired as Vice President of Shell Oil Company in 2000, having joined the Shell family of companies in 1966. He served as President and Chief Executive Officer for both Shell Deepwater Development, Inc. and Shell Deepwater Production, Inc. from 1995 until 1999.

Mr. Pattarozzi previously served on the boards of Superior Energy Services, Inc., a leading provider of specialized oilfield services and equipment; Transocean Inc., the former parent holding company and now a wholly-owned subsidiary of Transocean Ltd., the world’s largest offshore drilling contractor; and Global Industries, Ltd., an offshore engineering and construction company that merged with Technip S.A. in 2011. He is the past Chairman of the Board of Trustees of the Offshore Energy Center. Mr. Pattarozzi received a B.S. in Engineering from the University of Illinois.

Mr. Pattarozzi is a member of the board of FMC Technologies, Inc. and serves as the lead director of Stone Energy Corporation, a publicly-traded independent oil and natural gas exploration and production company. Mr. Pattarozzi also currently serves on the board of trustees of the Army War College in Carlyle, Pennsylvania, and previously served as Chairman of the Board of Trustees of the United Way of Greater New Orleans and as a trustee of the National World War II Museum in New Orleans.

2001

Name and Age	Business and Leadership Experience, Skills, and Qualifications	Tidewater Director since
Skills and Qualifications: Mr. Pattarozzi has considerable board and senior management experience. His many years of working with publicly-traded, multinational companies deepens our board’s ability to understand and respond to the opportunities and challenges our company faces, which makes him an ideal person to lead our board. In addition, Mr. Pattarozzi’s extensive experience in the oil and gas industry has enabled him to gain a thorough grasp of health, safety, and regulatory matters that affect our company.

Jeffrey M. Platt, 58

Business and Leadership Experience:    Jeffrey M. Platt has served as the company’s President and Chief Executive Officer since June 1, 2012. Mr. Platt joined the company in 1996 as General Manager of its Brazilian operations. In 2001, he assumed responsibility for all of the company’s joint ventures and business in Mexico. In November 2001, Mr. Platt was promoted to the position of corporate Vice President with responsibility for all of the company’s business activities in South America, Mexico and the Caribbean. In March 2004, he was promoted to Senior Vice President. In this role, he was responsible for the Americas and operations in the Middle East and India. Prior to his appointment as President and Chief Executive Officer, Mr. Platt served as our Executive Vice President (from July 2006) and Chief Operating Officer (from March 2010). Before he joined our company, Mr. Platt had a 15-year career with Schlumberger Well Services and Rollins Environmental Services.

Mr. Platt graduated from the University of Pittsburgh with a degree in Electrical Engineering. Mr. Platt serves on the boards of Junior Achievement, the Seamen’s Church Institute, The U.S. Coast Guard Foundation, and the National Ocean Industries Association (NOIA).

Skills and Qualifications:    Mr. Platt’s long tenure with our company has provided him with in-depth industry knowledge and given him considerable first-hand experience with our operating subsidiaries and the international scope of our operations. In addition, he has developed and maintains strong relationships with our clients, and we believe that his presence on our board provides our board with an important operational perspective.

2012

Robert L. Potter, 65

Business and Leadership Experience:    Robert L. Potter retired as President of FMC Technologies, Inc., a publicly-traded global provider of technology solutions for the energy industry, in November 2013. Mr. Potter joined FMC Technologies in 1973 after his graduation from Rice University and served in a number of sales management and operations management roles prior to his appointment in 2001 as Vice President of Energy Processing. Mr. Potter was appointed Senior Vice President of Energy Processing and Global Surface Wellhead in 2007 and Executive Vice President of Energy Systems in 2010 before becoming President in August 2012.

Mr. Potter is a former chairman of the Petroleum Equipment Suppliers Association and currently serves on its board of directors.

2013

Name and Age	Business and Leadership Experience, Skills, and Qualifications	Tidewater Director since

He is a member of the National Ocean Industries Association, the American Petroleum Institute and the Council of Overseers for the Jones Graduate School of Business at Rice University.

Skills and Qualifications:    Mr. Potter has extensive operational and managerial experience in the oil services industry, which makes him a valuable addition to our board. Given our increased focus on integrating new technologies and broadening the scope of services we can provide, Mr. Potter’s in-depth knowledge of many of these technologies contributes significantly to our board’s ability to evaluate opportunities as they are presented.

Cindy B. Taylor, 54

Business and Leadership Experience:    Cindy B. Taylor has served as President, Chief Executive Officer, and a director of Oil States International, Inc., a publicly-traded, diversified solutions provider for the oil and gas industry, since 2007. Ms. Taylor first joined Oil States in 2000 as Senior Vice President—Chief Financial Officer and Treasurer and served as the company’s President and Chief Operating Officer from 2006 until 2007.

Ms. Taylor began her career in 1984 with Ernst & Young, LLP, a public accounting firm, and held various management positions with that firm until 1992. Ms. Taylor was Vice President—Controller of Cliffs Drilling Company from 1992 to 1999 and Chief Financial Officer of LE Simmons & Associates, Inc. from 1999 to 2000. She holds a B.B.A. degree in Accounting from Texas A&M University and is a Certified Public Accountant in the state of Texas.

Ms. Taylor currently serves on the board of AT&T Inc., a global telecommunications and entertainment company.

Skills and Qualifications:    Ms. Taylor brings to our board a wealth of financial and accounting experience, and is one of three audit committee financial experts as confirmed by our board. Not only does Ms. Taylor bring a broad spectrum of management experience to the board—as a former chief financial officer, a former chief operating officer, and a current chief executive officer—she also has a considerable depth of knowledge in each role. Her experience leading a diversified oilfield services company in international transactions enhances our board’s ability to critically evaluate and act upon international opportunities.

		2008

Jack E. Thompson, 66	Business and Leadership Experience: Jack E. Thompson has been employed as an independent management consultant since 2001. An engineer with over 42 years of experience in mining and mine management, Mr. Thompson served as Chairman and Chief Executive Officer of Homestake Mining Company, a publicly-traded gold mining company, from 1994 until it became a subsidiary of Barrick Gold Corporation in 2001. Mr. Thompson then served as Vice Chairman of Barrick, one of the largest pure gold mining operations in the world, until 2005.	2005

Name and Age	Business and Leadership Experience, Skills, and Qualifications	Tidewater Director since

Mr. Thompson holds a Bachelor of Science degree in Mining and Engineering from the University of Arizona and an Honorary Doctorate in Mining Management from the South Dakota School of Mines.

Mr. Thompson has previously served on the boards of directors of Rinker Group Ltd., a publicly-traded, Australian-based multinational building products company acquired by CEMEX in 2007, and Stillwater Mining Company, a publicly-traded mining company primarily engaged in the development, extraction, processing, smelting, refining, and marketing of palladium, platinum, and associated metals in Montana. Mr. Thompson has also served as a director of Phelps Dodge Corporation, a publicly-traded copper mining company which was acquired by Freeport-McMoRan Inc. in 2007; Centerra Gold, Inc., a gold mining company that is the largest Western-based gold producer in Central Asia and the former Soviet Union; and Century Aluminum Co., a publicly-traded producer of primary aluminum. In addition, he has previously served as a member of the Advisory Board of Resource Capital Funds, LLP. Mr. Thompson has taught seminars and classes on corporate governance and management at the University of Arizona, Golden Gate University, and the University of California at Davis.

Mr. Thompson is currently a director of Anglo American plc, a U.K. company which is one of the world’s largest diversified mining groups, and previously served as a director of Molycorp, Inc., a publicly-traded integrated rare earth products and technology company. Mr. Thompson is a director of the Lowell Institute for Mineral Resources at the University of Arizona and a member of the University of Arizona’s Industry Advisory Council for the College of Engineering and the Mining Engineering and Geological Department Advisory Council. He also serves as a director, and previously served as Chairman of the board, of the John Muir Health Foundation, the fundraising side of a three hospital non-profit group in Contra Costa County, California.

Skills and Qualifications:    Born in Cuba and now a naturalized U.S. citizen, Mr. Thompson’s Hispanic background and Spanish language skills bring a welcomed diversity of perspective to our board. While many of our director nominees have backgrounds in the oil and gas industry, Mr. Thompson brings a unique perspective as a mining engineer with independent management experience in a similar extractive industry. His considerable experience with the corporate governance issues faced by multinational companies is also a valuable asset to our board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” EACH OF THE ELEVEN NOMINEES FOR DIRECTOR LISTED ABOVE.

Director Nominating Process and Considerations.    The nominating and corporate governance committee is responsible for reviewing and evaluating with our board of directors the appropriate skills, experience, and background desired of board members in the context of our business and the then-current composition of our board. Under our Corporate Governance Policy and the rules of the New York Stock Exchange (“NYSE”), a majority of our directors must be independent. Our board has determined that, with the exception of Mr. Platt, our president and chief executive officer, each of our director-nominees meets the NYSE’s definition of “independence” (discussed in greater detail below under “Board of Directors—Director Independence”).

In considering the composition of our board of directors as a whole, the committee and the board evaluate the skills and experiences of each candidate to ensure that those specific talents, skills, and other characteristics needed to maintain our board’s effectiveness are possessed by an appropriate combination of directors. The committee seeks a diverse group of prospective candidates for board service who possess the requisite characteristics, skills, and experience to make a significant contribution. Our overarching goal is that the unique skills and experiences of each individual director complement and enhance the overall capabilities of the board.

The committee and our board have not adopted specific criteria for selecting director nominees, preferring to maintain the flexibility to evaluate the board’s needs at any given point in time in light of our company’s business model, strategic plan, and the skillset of the then-current members of the board. However, as evidenced by the biographies of our director nominees that appear above, we believe it is important that our board have individual directors who possess skills in such broad areas as:

•	strategic planning and business development;

•	mergers and acquisitions;

•	legal and regulatory compliance;

•	finance and accounting matters;

•	industry experience and knowledge—particularly in the energy services and maritime sectors;

•	demonstrated leadership of large, complex organizations;

•	public company board service; and

•	international business.

Each candidate is evaluated to ensure that he or she possesses personal and professional character and integrity, and each must demonstrate exceptional ability and judgment in his or her respective endeavors. Candidates must possess sufficient time and availability to effectively carry out their duties and responsibilities as a director of our company. The committee may employ professional search firms (for which it would pay a fee) to assist it in identifying potential nominees for board service with the right mix of skills and disciplines.

This year, as in prior years, the committee reviewed the qualifications of each of our current directors as well as the contributions each has made to our board and the company during his or her tenure as a director. The committee unanimously recommended each of these 11 directors be nominated for an additional one-year term. Subsequently, our board unanimously approved this slate of 11 director nominees to be submitted for election by our stockholders at the annual meeting.

Consideration of Candidates Recommended by Stockholders.    Our bylaws provide that a stockholder of our company entitled to vote for the election of directors may nominate candidates for election to our board at our annual meeting of stockholders by complying with the required notice procedures, as described in greater detail below. The nominating and corporate governance committee’s policy is to consider director candidates recommended by stockholders on the same basis and in the same manner as it considers all director candidates.

No director candidates were recommended by stockholders in time for consideration at the 2016 annual meeting. To be timely for our 2017 annual meeting, a stockholder’s notice must be given in writing and delivered or mailed to the company’s Secretary and received at our principal executive offices no earlier than April 12, 2017 and no later than May 7, 2017. However, if the 2017 annual meeting is set for a date more than 30 days before or after July 21, 2017, a stockholder’s notice, in order to be timely, must be received by the close of business on the later of the 90th day prior to the date of the annual meeting or the tenth day following the day on which the meeting date was first publicly announced.

Stockholder recommendations of nominees are required to be accompanied by, among other things, specific information as to the nominees and as to the stockholder making the nomination or proposal. We may require any proposed nominee to furnish such information as may reasonably be required to determine his or her eligibility to serve as a director of our company. A description of these requirements is set forth in the company’s bylaws, which may be obtained as described under “Corporate Governance—Availability of Corporate Governance Materials.”

CORPORATE GOVERNANCE

Our board of directors has adopted corporate governance practices designed to aid the board and management in the fulfillment of their respective duties and responsibilities to our stockholders.

Corporate Governance Policy.    Our board has adopted a Corporate Governance Policy, which, together with our certificate of incorporation, bylaws, and board committee charters, form the framework for the governance of our company. The nominating and corporate governance committee is charged with reviewing the Corporate Governance Policy at least annually to assess the continued appropriateness of those guidelines in light of any new regulatory requirements and evolving corporate governance practices. After this review, the committee recommends any proposed changes to the Corporate Governance Policy to the full board for approval.

Code of Business Conduct and Ethics.    Our board has also adopted a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics sets forth principles of ethical and legal conduct to be followed by our directors, officers, and employees. The Code requires any employee who reasonably believes or suspects that any director, officer, or employee has violated the Code of Business Conduct and Ethics, company policy, or applicable law to report such activities to his or her supervisor or to our Chief Compliance Officer (Mr. Lundstrom, our General Counsel), either directly or anonymously. We do not tolerate retaliation of any kind against any person who, in good faith, reports any known or suspected improper activities pursuant to the Code of Business Conduct and Ethics or assists with any ensuing investigation.

Our Code of Business Conduct and Ethics also references disclosure controls and procedures required to be followed by all officers and employees involved with the preparation of the company’s SEC filings. These disclosure controls and procedures are designed to enhance the accuracy and completeness of the company’s SEC filings and, among other things, to ensure continued compliance with the Foreign Corrupt Practices Act.

Communicating with Directors.    Stockholders and other interested parties may communicate directly with our board, the non-management directors, or any committee or individual director by writing to any one of them in care of our Secretary at 601 Poydras Street, Suite 1500, New Orleans, Louisiana 70130. Our company or the director contacted will forward the communication to the appropriate director. For more information regarding how to contact the members of our board, please visit our website at http://www.tdw.com/about/corporate-governance/communicating-concerns-to-the-board-of-directors/.

Complaint Procedures for Accounting, Auditing, and Financial Related Matters.    The audit committee has established procedures for receiving, reviewing, and responding to complaints from any source regarding accounting, internal accounting controls, and auditing matters. The audit committee has also established procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Interested parties may communicate such complaints to the audit committee chair by following the procedures described under the heading “Communicating with Directors” above. Employees may report such complaints by following the procedures outlined in the Code of Business Conduct and Ethics and through other procedures communicated and available to them. We do not tolerate retaliation of any kind against any person who, in good faith, submits a complaint or concern under these procedures.

Availability of Corporate Governance Materials.    You may access our certificate of incorporation, our bylaws, our Corporate Governance Policy, our Code of Business Conduct and Ethics, and all committee charters under “Corporate Governance” in the “About Tidewater” section of our website at http://www.tdw.com. You also may request printed copies, which will be mailed to you without charge, by writing to us in care of our Secretary, 601 Poydras Street, Suite 1500, New Orleans, Louisiana 70130.

BOARD OF DIRECTORS

As of the date of this proxy statement, our board has 11 members. Assuming all director nominees are elected, our board will have 11 members following the annual meeting.

Board Meetings and Attendance.    During fiscal year 2016, our board held seven meetings. Each incumbent director other than Mr. Leonard attended at least 75% of the meetings of the board and of the committees on which he or she served that were held in fiscal 2016 and during his or her service as director. Mr. Leonard attended five of the seven board meetings and was unable to attend the other two board meetings for medical reasons.

Our board does not have a policy that requires director attendance at annual meetings; however, our board’s practice is to schedule a meeting on the same day as the annual meeting to facilitate director attendance at the annual meeting. Other than Ms. Taylor, all 11 directors who stood for re-election in 2015 attended the 2015 annual meeting of stockholders.

Director Independence.    Our board has affirmatively determined that 10 of our 11 current directors—Messrs. Allison, Day, du Moulin, Foster, Leonard, Paterson, Pattarozzi, Potter, and Thompson, and Ms. Taylor—are independent.

The standards relied upon by the board in affirmatively determining whether a director is independent are the objective standards set forth in the corporate governance listing standards of the NYSE. In making independence determinations, our board evaluates responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the company, and management. In its review of director independence, our board also considers any commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management of which it is aware.

Board Leadership Structure.    The roles of chairman and chief executive officer are currently held by two different persons—Mr. Pattarozzi serves as our chairman and Mr. Platt is our chief executive officer.

Our board believes that, at this time, our current leadership structure best serves the interests of our company and our stockholders by clearly allocating responsibilities between the two offices. As our chief executive officer, Mr. Platt’s primary responsibilities are to manage the day-to-day business and to develop and implement the company’s business strategy with the oversight of, and input from, the board. As chairman, Mr. Pattarozzi’s primary responsibility is to lead the board in its responsibilities of providing guidance to, and oversight of, management.

We have not adopted a policy requiring that these two roles be separate; rather, our board’s policy is to determine from time to time whether it is in the best interests of the company and its stockholders for the roles to be separate or combined. We believe that our board should have the flexibility to make these determinations in a way that will best provide appropriate leadership for our company based on needs of the company at that particular time. If we combine these roles in the future, or if the board determines that the chairman is otherwise not independent under NYSE standards, the board will elect a lead independent director at the same time that it elects its chairman.

Executive Sessions of Independent Board Members.    The independent members of the board of directors meet in regularly-scheduled executive sessions presided over by our chairman (or, if our chairman is not independent, our lead independent director). Our Corporate Governance Policy requires at least three such executive sessions per year. At the conclusion of each board meeting, the non-management members have an opportunity to meet in executive session. The non-management and independent directors may schedule additional executive sessions throughout the year. During fiscal 2016, the non-management members of our board (all of our directors except Mr. Platt) met seven times in executive session.

Annual Board Self-Assessments.    To assist in its review as to whether the board and its committees are functioning effectively, our board has instituted annual self-assessments of the board and each of its committees. The nominating and corporate governance committee oversees this evaluation process. In fiscal 2016, directors completed evaluations of the full board and each committee on which they serve. The board and each committee then reviewed and discussed the results, making changes as deemed necessary to improve director communications and the overall effectiveness of board and committee meetings.

Role of the Board in Risk Oversight.    While our board as a whole has responsibility for risk oversight, each of our board committees oversees and evaluates risks associated with its respective areas of responsibility, as summarized below under “Composition and Role of Board Committees.” Our board and its committees focus annually on identifying, evaluating, and managing the spectrum of key risks faced by our company. The particular areas of focus include strategic, operational, financial and reporting, compensation, regulatory and compliance, international, and other risks.

COMPOSITION AND ROLE OF BOARD COMMITTEES

Our board currently has four standing committees: audit, compensation, nominating and corporate governance, and finance and investment. Each of these four committees is comprised entirely of independent directors and is governed by a written charter that is reviewed annually and approved by the full board. A copy of each committee charter may be obtained online or by mail as described in “Corporate Governance—Availability of Corporate Governance Materials.”

The current members of each board committee are identified in the following table, which also indicates the number of meetings each committee held in fiscal 2016:

Board Committee
	Audit	Compensation	Nominating and Corporate Governance	Finance and Investment
M. Jay Allison	X			X
James C. Day	X		X
Richard T. du Moulin		Chair		X
Morris E. Foster		X		X
J. Wayne Leonard	X		X
Richard D. Paterson	Chair			X
Richard A. Pattarozzi		X	X
Robert L. Potter		X	X
Cindy B. Taylor	X			Chair
Jack E. Thompson		X	Chair
Number of Meetings in Fiscal 2016	7	6	5	7

Audit Committee.    Our board’s audit committee is a separately-designated, standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Its members are listed in the above chart. The board has determined that three of the five current committee members—Messrs. Leonard and Paterson and Ms. Taylor—qualify as “audit committee financial experts,” as defined by SEC rules.

The main function of our audit committee is to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationship, and the audits of our financial statements. The audit committee’s key responsibilities are:

•	appointing and retaining our independent auditor;

•	evaluating the qualifications, independence, and performance of our independent auditor;

•	reviewing and approving all services (audit and permitted non-audit) to be performed by our independent auditor;

•	reviewing with management and the independent auditor our audited financials;

•	reviewing the scope, adequacy, and effectiveness of our internal controls;

•	reviewing with management our earnings reports, quarterly financial reports and certain disclosures;

•	reviewing, approving, and overseeing related party transactions; and

•	monitoring the company’s efforts to mitigate the risk of financial loss due to failure of third parties.

The audit committee is also responsible for any audit reports the SEC requires us to include in our proxy statements. In this proxy statement, the requisite report may be found under the heading “Audit Committee Report.”

Each member of the audit committee satisfies all of the additional independence requirements for audit committee members set forth in the corporate governance listing standards of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934.

Compensation Committee.    The role of the compensation committee is to assist our board of directors in discharging its responsibilities relating to:

•	overseeing our executive compensation program;

•

reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers and determining and approving the compensation of our executive officers, including cash and equity-based incentives;

•	consideration of all substantive elements of our employee compensation package, including identifying, evaluating, and mitigating any risks arising from our compensation policies and practices;

•	ensuring compliance with laws and regulations governing executive compensation; and

•	engaging in such other matters as may from time to time be specifically delegated to the committee by the board of directors.

Each member of the compensation committee satisfies all of the additional independence requirements for compensation committee members set forth in the corporate governance listing standards of the NYSE, Rule 16b-3 under the Securities Exchange Act of 1934, and Section 162(m) of the Internal Revenue Code.

The compensation committee reports to the board of directors on all compensation matters regarding our executive officers and management and may form and delegate authority to subcommittees when appropriate. The compensation committee is also responsible for reviewing and discussing with management the “Compensation Discussion and Analysis” portion of our proxy statement and, based on such review and discussion, recommending to the board that the Compensation Discussion and Analysis be included in our proxy statement and issuing a Compensation Committee Report to that effect to be included in the proxy statement.

The “Compensation Discussion and Analysis” section of this proxy statement provides a discussion of the process the committee uses in determining executive compensation. Included in the subsection entitled “Process of Setting Compensation” is a description of the scope of the compensation committee’s authority, the role played by our chief executive officer in recommending compensation for the other named executives, and the committee’s engagement of compensation consultants.

Risk Review of Employee Compensation.    Consistent with SEC disclosure requirements, the compensation committee performs an annual risk assessment of our company’s compensation programs. Management has identified the elements of our compensation program that could incentivize management to take risks and has reported to the compensation committee its assessment of those risks and mitigating factors particular to each risk. The compensation committee has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company. Some of the findings the committee considered in reaching this conclusion include:

•	our cash/equity mix strikes an appropriate balance between short-term and long-term risk and reward decisions;

•

the company performance portion of our annual incentive plan is based on company-wide financial and operating performance metrics as well as safety criteria, which are less likely to be affected by individual or group risk-taking;

•	our annual and long-term incentive plans have payout caps;

•	our long-term incentive grants to our officers contain a mix of time-based and performance-based awards with multi-year performance requirements and vesting provisions;

•	our compensation levels and performance criteria are subject to multiple levels of review and approval;

•	we have an executive compensation recovery policy (“clawback”) and stock ownership guidelines for our executives; and

•	our Policy Statement on Insider Trading prohibits hedging and pledging of company securities by all company insiders, including our executives.

Nominating and Corporate Governance Committee.    The key responsibilities of the nominating and corporate governance committee are to:

•	assist our board by identifying individuals qualified to serve as directors of the company and recommending nominees to the board;

•	monitor the composition of our board and its committees;

•	evaluate appropriate compensation levels and design elements of director compensation;

•	recommend to our board a set of corporate governance guidelines for the company;

•	oversee legal and regulatory compliance; and

•	lead our board in its annual review of the board’s performance.

Additional information regarding the nominating and corporate governance committee’s role in nominating directors and the ability of stockholders to recommend candidates for director may be found under “Election of Directors (Proposal 1)—Director Nominating Process and Considerations” and “—Consideration of Candidates Recommended by Stockholders,” respectively.

The nominating and corporate governance committee is also responsible for annually reviewing and setting director compensation and benefits and for reviewing director education programs.

Finance and Investment Committee.    The purpose of the finance and investment committee is to:

•	oversee our company’s financial affairs, policies, and strategies, including its annual and long-term financial plans;

•	monitor investment policies and guidelines for its employee benefit plans;

•	evaluate and analyze the company’s capital structure, tax strategy, and dividend policy; and

•	analyze the company’s financial risk profile.

The finance and investment committee also has responsibility for appointing and monitoring independent investment managers and for overseeing the development of annual operating and capital budgets and making recommendations as appropriate to our board.

DIRECTOR COMPENSATION

FISCAL YEAR 2016 DIRECTOR COMPENSATION TABLE

This table reflects all compensation paid to or accrued by each of our non-management directors during fiscal 2016. The compensation of Mr. Platt, who, as our president and chief executive officer, does not receive any additional compensation for service as a director, is disclosed in the Fiscal 2016 Summary Compensation Table in the section titled “Executive Compensation.” A description of the elements of our director compensation program follows this table.

Name of Director	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)	All Other Compensation(3) ($)	Total ($)
M. Jay Allison	81,000	115,004	—	—	196,004

James C. Day	82,973	115,004	—	5,000	202,977

Richard T. du Moulin	96,000	115,004	3,313	5,000	219,317

Morris E. Foster	78,000	115,004	—	—	193,004

J. Wayne Leonard	75,000	115,004	2,427	—	192,431

Richard D. Paterson	91,027	115,004	—	5,000	211,031

Richard A. Pattarozzi	203,000	115,004	6,952	4,800	329,756

Robert L. Potter	76,500	115,004	—	—	191,504

Cindy B. Taylor	89,500	115,004	—	—	204,504

Jack E. Thompson	86,500	115,004	1,087	5,000	207,591

(1)	The amount in this column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the deferred stock units granted to each of our non-employee directors for fiscal 2016 service (16,838 deferred stock units granted on March 31, 2016). At the end of fiscal 2016, our non-management directors held the following numbers of deferred stock units:

Director	Outstanding Deferred Stock Units
M. Jay Allison	41,590
James C. Day	39,507
Richard T. du Moulin	42,605
Morris E. Foster	31,839
J. Wayne Leonard	42,605
Richard D. Paterson	19,274
Richard A. Pattarozzi	42,605
Robert L. Potter	24,097
Cindy B. Taylor	36,011
Jack E. Thompson	40,010

(2)	Amounts in this column reflect the change from the prior fiscal year in pension value for each participant in our Director Retirement Plan (which closed to new participants on March 31, 2006 and is frozen). See “Legacy Retirement Plan” below for more information.
(3)	This amount represents the costs of payments and payment commitments pursuant to our Gift Matching Program, which is discussed in greater detail below under “Other Benefits.”

We use a combination of cash and equity-based compensation to provide competitive compensation opportunities for our non-management directors and to enable them to meet their stock ownership guidelines. Compensation for the non-management directors for fiscal 2016 consisted of an annual cash retainer; an additional annual cash retainer for each of the chairman and the chair of each board committee; an annual grant of deferred stock units; and other benefits. Officers of the company who also serve as directors do not receive compensation for simultaneous service as a director.

Director Fees.    For fiscal year 2016, the cash and equity-based compensation payable to the non-management directors was as follows:

Fee Type	Amount
Annual cash retainer	$60,000 • reduced by 15% to $51,000 for fiscal 2017

Additional annual cash retainer for the chairman of the board	$125,000

Additional annual cash retainer for the chair of each of the audit committee and the compensation committee	$15,000

Additional annual cash retainer for the chair of each of the nominating and corporate governance committee and the finance and investment committee	$10,000

Committee meeting fees	$1,500 per meeting

Annual grant of deferred stock units	$115,000 in value at date of grant, described in more detail below • reduced by 15% to $97,750 for fiscal 2017

As noted in the chart above, the base annual cash retainer and the value of annual equity grants have been reduced by 15% for fiscal 2017 (effective April 1, 2016), as part of our overall cost-cutting efforts.

Annual Grant of Deferred Stock Units.    Under the Directors Deferred Stock Units Plan (the DSU Plan), each independent director receives a grant of deferred stock units on March 31 of each year for service during the fiscal year ending on that date. The number of units each director receives is determined by dividing the target grant value (for fiscal 2016, $115,000) by the fair market value of a share of our common stock on the date of grant, rounded up to the next whole share. If we pay dividends on our common stock, dividend equivalents will be credited to each director’s account in the form of additional deferred stock units, priced at the fair market value of our common stock on the date the dividend is declared. A person who becomes a director or leaves the board during the fiscal year receives a pro-rated grant.

Each director receives cash distributions from the DSU Plan according to the plan’s terms and the director’s election as to the timing of the distributions and whether the distributions are made in a lump sum or installments. If the director has not made an election with respect to one or more of his or her deferred stock unit grants, those units are paid out in cash when he or she ceases to serve on our board. The cash amount paid to the director is equal to the number of stock units credited to the director’s account in the DSU Plan, multiplied by the fair market value of a share of our common stock valued as of the date of the event that triggers payout. In the event of a change of control of our company, the balance of each non-management director’s account will be paid to him or her in a lump sum, including a pro-rated number of units for the partial year of service beginning at the end of the prior fiscal year through the date of the change of control.

Prior to the end of fiscal 2016, the directors approved a new Director RSU Program, which will replace the DSU Plan for service in fiscal 2017 and later years. The Director RSU Program is substantially similar to the DSU Plan except that, instead receiving an award that settles in cash, each independent director will receive a grant of fully vested restricted stock units, payable in shares of common stock issued under the Company’s stockholder-approved equity incentive plan. The first annual grants under the Director RSU Program are scheduled to be made on March 31, 2017, with a target grant value of $97,750 (representing a 15% reduction from fiscal 2016 target grant value).

Stock Ownership Guidelines.    Our directors are subject to stock ownership guidelines requiring each director to own and hold company stock worth five times his or her annual cash retainer no later than five years after his or her appointment. Under the guidelines, a director’s annual grants of deferred stock units count as shares of company stock. At the end of fiscal 2016, each of our directors was in compliance with the guidelines except Mr. Paterson, who joined the board in fiscal 2015 and has until January 1, 2020 to comply with the guidelines. These guidelines are described in greater detail under “Compensation Discussion and Analysis—Other Compensation and Equity Ownership Policies—Stock Ownership Guidelines.”

Other Benefits.    We reimburse all directors for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors and its committees. In addition, directors are generally eligible to participate in the company’s Gift Matching Program on the same terms as employees. Under this program, the company matches a director’s contribution to an educational institution or foundation up to $5,000 per year. The company may make other charitable contributions on behalf of a director or the full board outside of the Gift Matching Program.

Legacy Retirement Plan.    In the past, we provided a Retirement Plan for the benefit of non-management directors who retired from our board on or after reaching age 65 or after completing five or more years of service on our board. We froze benefits under the Retirement Plan as of March 31, 2006 and terminated any further benefit accruals. We calculate payouts under the Retirement Plan assuming a retirement age of 75, which is currently the mandatory retirement age for directors under our Corporate Governance Policy.

Only four of our current directors are eligible to participate in the Retirement Plan. Each of Messrs. du Moulin, Leonard, Pattarozzi, and Thompson became directors before March 31, 2006, and therefore upon retirement each will be eligible to receive an annual benefit of $30,000 for no more than five years. If a participating director dies prior to payment of his benefit, a death benefit is payable to his beneficiaries equal to the then-present value of the unpaid benefit. The Retirement Plan provides for the protection of benefits in the event of a change of control of our company and allows a director to elect to be paid out in a lump sum in such event.

The accrued benefits of the board members under the Retirement Plan and their years of credited service are as follows:

Eligible Board Member	Years of Service Credit	Present Value of Retirement Benefit(1)
Richard T. du Moulin	2 1/2	$44,626
J. Wayne Leonard	2 1/2	32,711
Richard A. Pattarozzi	4 1/2	93,671
Jack E. Thompson	1	14,653

(1)	Assumes retirement at age 75 and an 8% fixed rate of return.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY VOTE”) (PROPOSAL 2)

We provide our stockholders annually the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. This vote (commonly referred to as a “say-on-pay” vote) is advisory, which means that the vote on executive compensation is not binding on the company, our board of directors, or the compensation committee of the board of directors. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers and our compensation philosophy and practices, as described in this proxy statement.

We are asking our stockholders to vote on the following resolution:

RESOLVED, that the compensation paid to the named executive officers as disclosed in the proxy statement for the company’s 2016 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission is hereby APPROVED.

We understand that our executive compensation practices are important to our stockholders. Our core executive compensation philosophy and practice continue to be based on pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our stockholders. In considering how to vote on this proposal, we encourage you to review all of the relevant information in this proxy statement—our Compensation Discussion and Analysis (including its executive summary), the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program.

While this say-on-pay vote is not binding, our compensation committee and board take the views of our stockholders seriously and will review the voting results and consider the outcome of the vote when making future compensation decisions for our named executives. We invite stockholders who wish to communicate with our board on executive compensation or any other matters to contact us as provided under “Corporate Governance—Communicating with Directors.”

Approval of this resolution requires the affirmative vote of the holders of at least a majority of the voting power present or represented by proxy at the annual meeting. Abstentions and withheld votes will be counted as votes against this proposal, and broker non-votes will have no effect on this proposal. See “Questions and Answers about the Annual Meeting and Voting.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THIS RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVES AS DISCLOSED IN THIS PROXY STATEMENT.

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement discusses and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our chief executive officer, our chief financial officer, and our three other most highly-compensated executives. We refer to these executives as our “named executives” or “NEOs.” For fiscal 2016, our named executives were:

NEO	Title
Jeffrey M. Platt	President and Chief Executive Officer
Quinn P. Fanning	Executive Vice President and Chief Financial Officer
Jeffrey A. Gorski	Executive Vice President and Chief Operating Officer
Bruce D. Lundstrom	Executive Vice President, General Counsel, and Secretary
Joseph M. Bennett	Executive Vice President and Chief Investor Relations Officer

In this CD&A, we first provide an Executive Summary of our company’s business and performance during the fiscal year and how that performance affected executive compensation decisions and payouts. We next explain the Compensation Philosophy and Objectives that guide our compensation committee’s executive compensation decisions. We then describe the committee’s Process of Setting Compensation. Finally, we discuss in detail each of the Compensation Components, including, for each component, a design overview as well as the actual results yielded for each named executive in fiscal 2016. We recommend that you read this section of the proxy statement in conjunction with the advisory say-on-pay vote (Proposal 2), as this section contains information you may find relevant to your voting decision.

Executive Summary

Our Business.    Our company operates a diversified fleet of marine service vessels and provides other marine support services to the global offshore energy industry. With operations in most of the world’s significant offshore crude oil and natural gas exploration and production regions, we have one of the broadest global operating footprints in the offshore energy industry. We provide services in support of all phases of offshore exploration, field development, and production, including towing of, and anchor handling for, mobile offshore drilling units; transporting supplies and personnel necessary to sustain drilling, workover, and production activities; offshore construction and seismic support; and a variety of specialized services such as pipe and cable laying. Our international operations have been the primary driver of our revenue and earnings, as a substantial portion of our revenues come from operations outside of the United States territorial waters. For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended March 31, 2016.

Overview of Fiscal 2016.    As a service provider to the offshore energy industry, the market assessment of our value, as reflected in the per share trading price of our common stock, is, in large part, dependent upon the market’s view of current, and more importantly, future commodity prices. Fiscal 2016 was a very challenging year for the entire energy services industry due primarily to the continued decline in oil prices which had begun during fiscal 2015. Specifically, at the beginning of fiscal 2015, the price per barrel of Brent oil was over $100 but by the end of fiscal 2015, hovered at approximately $55. During fiscal 2016, oil prices continued to fall, finishing the fiscal year at just under $40 per barrel. The dramatic reduction in oil prices prompted our customers to significantly curtail their global exploration and production spending, causing our vessel revenues to be 35% lower in fiscal 2016 from fiscal 2015 levels.

Facing reduced vessel revenues, the company focused its attention during fiscal 2016 on identifying potential cost savings that could be realized. We took aggressive steps to reduce our costs, achieving a 33% reduction in vessel operating costs and a 19% reduction in our general and administrative costs in fiscal 2016 from fiscal 2015 levels. Our record safety performance has had a very positive impact on our financial results, contributing to significant reductions in our insurance and loss reserves during fiscal 2016 and enhancing cash flow by reducing vessel down time and offhire. In addition to the reductions in executive compensation discussed below, our nominating and corporate governance committee approved a 15% reduction in both base annual cash retainers and the value of annual equity-based awards for our independent directors, effective April 1, 2016.

Key elements of the company’s strategy during this market downturn include (1) sustaining the company’s offshore support vessel fleet and its global operating footprint, (2) operating safely and compliantly, and (3) safeguarding our balance sheet and maintaining adequate liquidity to fund operations and planned expenditures. In order to enhance the company’s liquidity position and financial flexibility, we suspended our dividend and share repurchase program and reduced our capital expenditure commitments, ending the fiscal year with $678 million of cash and cash equivalents on hand, which includes $600 million borrowed under our revolving credit facility near the end of fiscal 2016.

Fiscal 2016 Company Performance.    Total stockholder return (“TSR”) is important to our stockholders, company, board, and management. To underscore that importance, nearly one-fourth of our CEO’s fiscal 2016 target total direct compensation is directly tied to a relative TSR metric. Like many of our peers in the oil services industry, our TSR for fiscal 2016 was disappointing. Specifically, our stock price fell by nearly two-thirds during the fiscal year, from a closing price on March 31, 2015 of $19.14 per share to a closing price of $6.83 on March 31, 2016. However, due to the cyclical nature of our business, we do not believe that stock price or TSR should be the sole measure of the performance of our company or of our management.

As noted above, our business is largely dependent upon the levels of capital spending by our customers which, in turn, are largely dependent upon external factors such as oil prices. In addition to TSR, we also evaluate performance based on those core metrics that drive our long-term business growth, and that position our company to weather the volatility inherent in our industry—our safety performance, cash flow, net earnings, management of our assets, and liquidity position. The following chart presents highlights from fiscal 2016 in these areas:

Metric	Fiscal 2016 Results
Safety We are, and intend to remain, an industry leader in safety.

•      Achieved an outstanding year in regards to safety performance with a 0.08 TRIR per 200,000 hours worked

•      this TRIR was the best safety performance in company history, and is significantly better than industry averages

•      in addition, there were no lost time accidents during fiscal 2016

•      our exemplary safety performance has had a very positive impact on our financial results, contributing to significant reductions in our insurance costs and loss reserves during fiscal 2016 and reducing vessel downtime and offhire

Cash Flow A significant source of continuing funding for our operations.

•      $253.4 million of cash flow provided by operations, an improvement over the average amount achieved over the prior two fiscal years

•       Fiscal 2016 level reflected year-over-year improvement in net working capital related to our Angolan operations, as we reduced our working capital position in Angola from $234.7 million to $150.6 million at respective fiscal year ends

•       the Angolan net working capital balance is calculated by subtracting fiscal-year end amounts reported as due to affiliate ($185.6 million and $188.0 million for fiscal 2015 and 2016, respectively) from amounts reported as due from affiliate as of the same date ($420.3 million and $338.6 million for fiscal 2015 and 2016, respectively)

Metric	Fiscal 2016 Results
Adjusted Net Earnings One of the most important measures of our performance.

•      Recorded adjusted net earnings/(loss) of ($55.3) million (($1.18) per share) for fiscal 2016 in a very challenged business environment

•       we calculate adjusted net earnings by adding $104.9 million to our reported net earnings/(loss) of ($160.2) million (($3.41) per share), representing $117.3 of asset impairment charges and $7.6 million of restructuring charges on an after-tax basis

Asset Management As a capital-intensive business, management of our assets is key to our success.

•      Invested an additional $194 million in new vessels and other capital investments as we near the end of our new vessel construction program and also received refunds of $46 million from shipyards on cancelled vessel construction contracts

•      remaining capital commitments on six vessels under construction total $68 million at fiscal year-end

•      Renegotiated 14 vessel construction commitments during fiscal 2016, which will lead to the recovery of approximately $78 million in progress payment refunds, approximately $8 million in interest credits, and a reduction in future capital expenditures of approximately $131 million

Liquidity Solid liquidity increases our operating flexibility.

•      Ended fiscal 2016 with $678 million of cash and cash equivalents on hand (including amounts borrowed in March 2016 under our revolving credit facility)

•       Our net debt to net capitalization remained flat at 37% at fiscal 2016 and 2015 year ends

As we move forward, we expect to continue to face depressed oil prices and an overall challenged business environment. In the meantime, we will continue to focus on operational efficiencies and to implement additional cost-cutting initiatives, as necessary.

Fiscal 2016 Compensation Highlights.    As described in greater detail under “Compensation Components,” the three main components of our executive compensation program are base salary, an annual cash incentive award, and long-term incentive awards. The table below provides a summary of notable actions taken with respect to each of these three components in fiscal 2016:

Pay Component	Results for 2016	Considerations
Base Salary	unchanged from fiscal 2015 levels • salary freeze remains in effect through fiscal 2017	in late fiscal 2015, as part of the company’s cost-cutting initiatives, the Committee approved a general company-wide freeze on salaries, which remains in effect in fiscal 2017

Annual Incentive Plan

based on our performance against four equally-weighted metrics, each named executive earned between 124% and 125% of his overall target award (slightly above target but well below maximum payout)

this payout was significantly affected by the exemplary safety performance for fiscal 2016; had safety performance been at target, the total annual incentive plan payout to each named executive would have been below target

•      for fiscal 2017, target opportunities for all named executives were reduced by 20%

fiscal 2016 safety performance was the best in our company’s history (25% weighting), generating a maximum 200% of target award cash flow from operations (“CFFO”) (25% weighting) totaled $253.4 million, which exceeded the targeted $225 million level, generating a payout of 127% of target vessel operating margin percentage (“VOMP”) (25% weighting) was 40.5%, inclusive of $7.4 million of restructuring charges reported separately from vessel operating costs, which was between threshold and target, generating a payout of 75% of target each named executive earned between 95-98% of his target individual award (25% weighting)

Long-Term Incentive Award

target dollar value of each NEO’s fiscal 2016 grant was reduced by 20% from prior year’s target dollar value grant same number of options granted to each named executive

added a cap on the amount that can be earned under the first step in the calculation of the relative TSR portion of the cash-based performance award (CBP award) in the event that our TSR for the period is negative added a third performance metric to the calculation of the fiscal 2016 CBP award—payouts under each component (relative TSR and ROTC metric) will be further adjusted (up or down) based on the percentage change in our stock price during the performance period, subject to an overall payout cap of 200% of target

•      for each component, if threshold performance is not met, no payout will be earned, regardless of the change in our stock price the committee maintained the same ratio of performance-based to time-based long-term incentive awards as used in fiscal 2015 (50/50 for CEO, 33/67 for all other NEOs)

our increased emphasis on cash-settled awards during the industry downturn is intended to preserve shares available for issuance under our equity plans, with the goal of preventing excessive stockholder dilution while maintaining the link between pay and performance the addition of a third performance metric to the CBP award is intended to continue to tie payouts to stock price, while the overall payout cap (200% of target) remains in place

Pay-for-Performance Design Resulted in the Forfeiture of Fiscal 2013 Performance-Based RSUs.    In fiscal 2013, each of our named executives was granted performance-based RSUs, the vesting of which depended upon how our TSR for the three-year period ended March 31, 2016 ranked relative to the TSR of our peers over the same period. Following the end of fiscal 2016, all of these RSUs were forfeited as our relative TSR performance fell below the 25th percentile. The aggregate value of the awards that were forfeited by our named executives was over $350,000, calculated using the closing price of a share of our stock on the date of forfeiture, or over $3.2 million, calculated using the grant date value (as reported in the compensation tables in our fiscal 2013 proxy statement). For a comparison of three-year reported versus realized pay for our named executives, please see the chart under “Process of Setting Compensation—Realized Pay.”

Compensation Best Practices.    Our compensation committee strives to align executive compensation with stockholder interests and incorporate strong governance standards in our executive compensation program, including through the following:

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Emphasis on Incentive Compensation.    By design, the largest portion of our named executives’ pay is delivered in the form of performance-driven and at-risk incentive compensation, which closely aligns executive pay with successful attainment of our business objectives and, ultimately, stockholder returns.

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Independent Consultant.    The compensation committee retains an independent compensation consultant to advise it on executive compensation matters. The consultant reports directly to the committee and does not provide any services to management.

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No Severance Benefits for Termination Outside the Change of Control Context.    Our named executives are not contractually entitled to any severance benefits except as a result of certain terminations of employment that occur following a change of control of our company.

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Robust Stock Ownership Guidelines Applicable to Directors and Officers.    Directors and officers are required to acquire and hold significant positions in company stock or equivalent phantom interests within five years of appointment or election—five times annual retainer or base salary for directors and our chief executive officer and three times base salary for our other named executives. All of our directors and named executives are currently in compliance with these guidelines.

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Clawback Policy.    Given that a substantial portion of each named executive’s compensation is incentive-based, the compensation committee has adopted a compensation recovery, or “clawback,” policy applicable to cash and equity incentive compensation, which permits the company to recoup such payments in certain situations if the financial statements covering the reporting period to which such compensation relates must be restated.

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Prohibition on All Hedging and Pledging Transactions.    Because we believe it is important that our named executives bear both the risks and rewards of stock ownership, our Policy Statement on Insider Trading prohibits all directors and employees, including our named executives, from engaging in any transactions in our company’s securities designed to hedge or offset any decrease in their market value, regardless of whether those securities were received as compensation. In addition, the Policy Statement prohibits the company’s directors or officers from pledging company securities as collateral for a loan or any other purpose.

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No Excise Tax Gross-Ups in Future Agreements.    Although some of our executives currently have a right under legacy agreements to receive an excise tax gross-up if such a tax is triggered in connection with his termination following a change of control, the committee determined prior to fiscal 2011 that the company would no longer provide that benefit in any future change of control agreements. Notably, our CEO’s change of control agreement does not include the right to an excise tax gross-up.

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For Fiscal 2017: Renegotiation of Change in Control Agreements Expected to Result in Termination of Excise Tax Gross Up Rights.    In early fiscal 2017, the committee made a decision to renegotiate all outstanding change in control agreements with its officers. Although this process is ongoing, the committee expects that, among other things, it will result in the elimination of all excise tax gross-up provisions.

•	No Income Tax Gross-Ups on Perquisites. We do not pay tax gross-ups on any perquisites.

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No Changes to Retirement Program or Benefits.    In 2010, we froze additional benefit accruals under our qualified defined benefit pension plan (our Pension Plan), and closed our Supplemental Executive Retirement Plan (our SERP) to new participants. All named executives now receive retirement benefits under our defined contribution retirement plan, which has been in place since the Pension Plan was closed to new participants. There were no changes to any of our retirement programs or benefits in fiscal 2016.

Compensation Philosophy and Objectives

As a company with a global reach in an operationally-demanding, volatile, highly cyclical, and capital-intensive business, we design our executive compensation program to achieve the following objectives:

•	promote a performance- and results-oriented environment;

•

align compensation with performance measures that are directly related to our company’s strategic goals, key financial and safety results, individual performance, and creation of long-term stockholder value without incurring undue risk;

•	attract, motivate, and retain the executive talent that we require to compete and manage our business effectively;

•	manage fixed costs by combining a more conservative approach to base salaries with more emphasis on performance-dependent and at-risk annual and long-term incentives;

•	maintain individual levels of compensation that are appropriate relative to the compensation of other executives at the company, at our peer companies, and across our industry generally; and

•	align the interests of executives and stockholders by delivering a significant portion of target compensation in equity or equity-based vehicles.

Since our compensation programs are designed to reward achievement of corporate objectives, we change our programs from time to time as our objectives change. The specific principles followed and decisions made in establishing the compensation of our named executives for fiscal 2016 are discussed in more detail below.

Process of Setting Compensation

Our board of directors has delegated to the compensation committee the primary responsibility for overseeing our executive compensation program. The compensation committee annually reviews and sets the compensation for our executive officers, reporting to the full board on all compensation matters regarding our executives and other key management employees. For more information about the compensation committee’s responsibilities, see “Composition and Role of Board Committees—Compensation Committee.”

Role of the Chief Executive Officer.    Our CEO makes recommendations to the compensation committee with respect to salary, bonus, and long-term incentive awards for all executive officers other than himself. He develops those recommendations based on competitive market information generated by the committee’s compensation consultant, the company’s compensation strategy, his assessment of individual performance, and the experience level of the particular executive. After discussing those recommendations with the CEO, its consultant, and amongst themselves, the committee makes the final decisions on executive compensation.

Evaluating the Chief Executive Officer’s Compensation.    At the beginning of each fiscal year, the CEO presents the committee with a proposed list of objectives against which to measure his performance during that year. The committee reviews these objectives with the CEO and then meets in executive session to further review, revise, and approve a final list of performance objectives for the CEO for the year. In evaluating the CEO’s compensation, the committee reviews the competitive market information provided by its compensation consultant and bases its decisions regarding his compensation on our overall compensation strategy, the CEO’s self-assessment, and the committee’s independent assessment of his performance, using the objectives that the committee established at the beginning of the year as one point of analysis. These deliberations are done in executive session so that the CEO is not present when the committee makes its determinations regarding his compensation.

Role of Compensation Consultant.    Our compensation committee has sole authority over the selection, use, and retention of any compensation consultant engaged to assist the committee in discharging its responsibilities. Meridian Compensation Partners, LLC (“Meridian”) serves as the committee’s primary consultant. The compensation committee’s primary consultant also surveys director compensation upon the request of the nominating and corporate governance committee, which is responsible for reviewing director compensation. Meridian provides no other services to, nor has any other relationship with, our company. As required by SEC rules, the committee has assessed Meridian’s independence and concluded that Meridian’s work has not raised any conflicts of interest.

Meridian provides competitive compensation market data for the committee to review and consider as part of its annual compensation determination process. Specifically, market data is provided from two sources:

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proxy-disclosed compensation information for our defined peer group of companies, which is made up of 22 similarly-sized industry energy service companies (adjusted mid-year to 19 peer companies, as described below); and

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a proprietary oilfield services compensation survey conducted by TowersWatson, which includes compensation levels for each element of compensation paid to senior executives in the oilfield service industry, including several of our peer group companies.

Peer Group.    In consultation with Meridian, the committee reviews and approves our peer group annually, paying particular attention to mergers, acquisitions, and bankruptcies, each of which may make a peer company more or less aligned to our business. In late fiscal 2015, the committee, on management’s recommendation and in consultation with Meridian, removed the following companies from our peer group:

Peer Company	Reason for Removal
Dresser-Rand Group, Inc.	acquired by Siemens AG in 2015
Key Energy Services Inc.	stock price has fallen below $1 per share
Teekay Corporation	limited compensation data available

In making its determinations regarding fiscal 2016 compensation, the committee reviewed detailed performance and compensation data on the companies in our peer group and the TowersWatson survey, in which we participate. The companies in our peer group and the survey are identified in Appendix A.

Policy and Analysis.    We review our actual and target total direct compensation (base salary, target and actual payouts of annual cash incentive compensation, and annual long-term incentive grant values) in conjunction with the consultant’s compensation analyses in order to determine where target total direct compensation for our executive officers is likely to fall relative to our peer group. Our general goal is for our target total direct compensation to fall within a competitive range of the median (50th percentile) of the companies included in the selected peer group.

We do not have a specific policy for the allocation of compensation between short-term and long-term compensation or cash and equity compensation. However, in both cases, we strongly emphasize the at-risk and performance-based elements of compensation. For example, approximately 84% of Mr. Platt’s target total direct compensation for fiscal 2016 (base salary plus target annual incentive plus target long-term incentive award granted in March 2016) was either performance-based or at risk, meaning that it either had to be earned on the basis of performance (in the case of his annual incentive) or its ultimate payout value is contingent upon our future performance (in the case of his long-term incentive award, 10% of which was stock options and 55% of which was a cash-based performance award subject to three-year performance conditions).

The following chart illustrates the fiscal 2016 target mix of direct compensation elements for each of our named executives, using a target bonus value and valuing the long-term incentives using the grant date value as reported in the Summary Compensation Table (SCT).

Maintaining median salary levels also allows us to appropriately manage our fixed cash obligations in our cyclical industry. Base salaries for our named executives are generally below the median levels of our peer group and survey comparisons. We emphasize at-risk incentive compensation in order to provide opportunities for our executives to achieve total cash compensation for successful performance that exceeds the median of cash compensation paid by our peers. We link annual cash incentive compensation to the company’s achievement of annual performance goals, while we link our long-term incentive compensation to longer-term performance goals and the value of our common stock.

Realized Pay.    Periodically, the committee considers both tally sheets and a realized pay analysis prepared by Meridian. The purpose of this analysis is to allow the committee to understand the total value of past and future compensation and benefits paid to our executives. In addition, this type of tool aids the committee’s understanding of how current compensation decisions can have a long-term, potentially compounding impact on future wealth accumulation.

The following charts compare the total direct compensation realized by each named executive during each of the last three fiscal years to the total direct compensation reported for him for those years in our SCT, not including the last two columns (“Change in Pension Benefits and Nonqualified Deferred Compensation Earnings” and “All Other Compensation”). Total compensation as shown in the SCT is calculated and reported according to SEC rules and includes several items that are driven by accounting assumptions, which are not necessarily reflective of compensation actually realized by our named executives in a particular year. For comparison, total realized direct compensation represents, for each named executive: (1) his salary earned during the fiscal year (from the “Salary” column of the SCT); (2) any amounts paid to him under our annual incentive plans for individual and company performance (from the “Bonus” and “Non-Equity Incentive Plan Compensation” columns of the SCT, respectively) in the fiscal year; and (3) the value realized during the fiscal year from the vesting of restricted stock, restricted stock units, and phantom stock units and any exercises of stock options (calculated in the same manner as for our “Fiscal 2016 Option Exercises and Stock Vested” table).

Consideration of Prior Say-on-Pay Vote Results.    We held our first non-binding stockholder advisory vote on executive compensation (“say-on-pay”) at our 2011 annual meeting. Our board, considering the results of the 2011 say-on-pay frequency vote by our stockholders and on the recommendation of our compensation committee, has opted to hold these say-on-pay votes annually. Our next advisory vote on the frequency of future say-on-pay votes will be held at our 2017 annual meeting of stockholders.

At our 2014 and 2015 annual meetings, our stockholders overwhelmingly approved our executive compensation, with more than 92% and 95% of voting shares, respectively, cast in favor of the say-on-pay resolution. The committee considers the results of the most recent say-on-pay vote along with other factors when making executive compensation decisions. Based on the substantial vote in favor of our compensation program for the last two years, other input received from our stockholders, and the realities of our current business climate, the committee decided to generally maintain pay mix and levels for fiscal 2016 similar to those of fiscal 2015, with a few modifications to our long-term incentive program (most significantly, a 20% reduction in target grant values).

Compensation Components

The three core components of our executive compensation program are: base salary, an annual cash incentive, and long-term incentive awards. In addition, we offer our executives retirement benefits, change of control protections, and certain perquisites. Each of these components is discussed in detail below.

Base Salary.    We review and determine salary levels for named executives prior to the beginning of each fiscal year. Our annual base salary determinations are based on a variety of factors, including individual performance, market salary levels, our company’s overall financial condition, and industry conditions. As mentioned previously, however, we are conservative in setting base salaries, consistent with our philosophy of placing greater emphasis on performance-driven compensation components.

Given the significant downturn in the energy markets that began during the second half of fiscal 2015, the committee decided not to approve any salary increases for our named executives for fiscal 2016, consistent with a general company-wide salary freeze. Towards the end of fiscal 2016, the committee determined to keep the salary freeze in effect, and therefore each named executive’s salary remains unchanged for fiscal 2017.

Annual Cash Incentive Compensation.    We pay annual cash incentives to our named executives for the purpose of rewarding both company and individual performance during the year. Company performance is measured using three metrics—two financial metrics and a safety metric—under our Executive Officer Company Performance Annual Incentive Plan. The compensation committee has discretion to decrease, but not increase, any amount payable to our named executives under the metrics of this plan. In addition, in order to reward our executives for individual performance, we have established a separate Individual Performance Executive Officer Annual Incentive Plan under which each of our named executives may earn a separate annual award based on the committee’s evaluation of his individual performance during the fiscal year. Because of the uncertain economic outlook and in support of the Company’s cost-cutting efforts, the committee has approved a decrease of 20% in each named executive’s overall annual incentive target opportunity for fiscal 2017.

General Structure of the Program

Financial Metrics.    For fiscal 2016, the committee included two separate financial metrics in our annual incentive program—cash flow from operations (CFFO) and vessel operating margin percentage (VOMP). We define CFFO as net cash provided by operating activities as reported in our consolidated statements of cash flows. VOMP is equal to the difference between vessel revenue and vessel operating expenses, divided by vessel revenue, as reported in our consolidated statements of earnings. These two metrics operate separately, with each representing 25% of the target incentive opportunity.

Achieving acceptable levels of CFFO and VOMP are among our most important shorter-term company strategic objectives. We believe that CFFO is a core measure of the company’s performance, and our focus on CFFO is intended, among other things, to incentivize management to focus on key cash flow initiatives, including timely collection of accounts receivable balances and working down the excess net working capital balance that has been generated by our Angolan operations. CFFO is also important for long-term stockholder value creation in that it keeps management focused on the ability to fund growth through operations in an effort to manage debt levels. We believe that VOMP, which captures vessel revenue net of vessel operating costs, is an important measure of the annual productivity of our asset base and is the main driver of our annual consolidated earnings performance. VOMP is important for longer-term stockholder value creation in that it incentivizes expense reduction, which is critical during a period of declining revenues.

Safety Metric.    We include a safety performance component in our annual incentive program (25% of the target incentive opportunity) to reinforce our commitment to continue to be an industry leader in safety. We believe that a safe work environment helps us to attract and retain a more experienced work force and gives us a competitive advantage among our peers, both in retaining existing business and when bidding for new work. In addition, a strong safety record helps us to minimize our insurance premiums and the overall cost of doing business.

Individual Performance.    Our compensation committee also believes that it is important to recognize individual performance in our annual incentive program, and therefore includes an individual component representing 25% of the target incentive opportunity for each named executive.

Fiscal 2016 Target Awards.    At the beginning of each fiscal year, our compensation committee specifies target annual awards for each named executive. The target award is a percentage of base salary. The percentage is determined by the named executive’s position and ability to directly influence our financial and safety performance, with reference to data supplied by Meridian related to the market for similar positions. The following chart shows, for each named executive, his target award for fiscal 2016, the percentage allocated to each component, and the amount of payout each component would have yielded at target level of performance:

Fiscal 2016 Annual Incentive Targets
	2016 AIP Target Award		Target Dollar Value of Each AIP Component (Each is 25% of Target)
Named Executive	Target % of Salary (%)	Target Award ($)	CFFO ($)	VOMP ($)	Safety ($)	Individual Performance ($)
Jeffrey M. Platt	110%	715,000	178,750	178,750	178,750	178,750
Quinn P. Fanning	95%	375,250	93,813	93,813	93,813	93,813
Jeffrey A. Gorski	95%	361,475	90,369	90,369	90,369	90,369
Bruce D. Lundstrom	95%	366,985	91,476	91,476	91,476	91,476
Joseph M. Bennett	95%	276,354	69,089	69,089	69,089	69,089

The total percentage of salary that the named executive is eligible to receive increases or decreases based upon performance above or below the target for each of the performance goals. Once each component has been allocated a percentage of the total target award, it is evaluated independently of the other three components. At performance above or below target, a given component may pay more or less than the target amount; however, there is a maximum possible payout under each component as described below under “Criteria for 2016” as well as a threshold performance level below which no payouts are earned for a given metric. In addition to the component caps, the maximum possible payout under the company performance portion (the two financial and safety components together) is $3 million per participant. As noted previously, the committee has discretion to reduce, but not increase, amounts payable under the plan.

Criteria for 2016

In setting the targets for each of the two financial criteria, the committee considered the fiscal 2016 budget as well as the company’s past performance as measured against these criteria, both in the short term (the prior fiscal year) and in the longer-term (the average of the four prior fiscal years). Consistent with past practice, the committee set the target performance level for each of these criteria at what it viewed as stretch, yet attainable, levels. In setting these goals, the committee considered the importance of setting the goals at levels that are financially meaningful yet realistically attainable in the current economic environment, in order to continue to incentivize management through the downturn. Although the actual targets may have been reduced from the prior year, the committee set those targets at a level it believed represented the same rigor as targets set in prior years.

Cash Flow from Operations.    For fiscal 2016, the committee set the CFFO targets as follows:

Performance Level	CFFO ($millions)	Payout (as a percentage of Component Target %)
Below Threshold	<$ 125	0%
Threshold	$125	20%
Target	$225	100%
Maximum	≥$ 500	300%

In setting these targets, the committee recognized that the company’s actual fiscal 2015 CFFO was $359 million, which would fall between the target and maximum amount for fiscal 2016. However, given the very challenging business environment and expected reductions in CFFO, the committee elected to set the target for fiscal 2016 in line with the Company’s estimate of fiscal 2016 performance, which was based on an assessment of the challenges and uncertainty of the current economic climate.

Vessel Operating Margin Percentage.    For fiscal 2016, the committee set the VOMP targets as follows:

Performance Level	VOMP	Payout (as a percentage of Component Target %)
Below Threshold	< 37%	0%
Threshold	37%	17%
Target	42%	100%
Maximum	≥ 50%	300%

In setting these targets, the committee considered that the company’s actual fiscal 2015 VOMP was approximately 42.9%, or less than a percentage point above the fiscal 2016 target. Over the prior four fiscal years, our average annual VOMP was 43%, just a percentage point above the fiscal 2016 target. The company’s estimated VOMP for fiscal 2016, developed before the beginning of that fiscal year, was approximately 40%, indicative of the widely-anticipated challenging business environment that would persist for the remainder of fiscal 2016. The 42% VOMP target for fiscal 2016 was set at a level above this estimated level.

Safety Criteria.    The safety performance component is based upon our achievement of a pre-established goal for the fiscal year, which is based upon our Total Recordable Incident Rate (TRIR) per 200,000 work hours. Like the other three components, payout based on safety performance is scaled within a certain range of results—for the safety component, the higher the TRIR, the smaller the payout. A TRIR above a certain threshold results in no payout. The committee retains discretion to adjust the safety payout downward based on its assessment of the frequency and severity of lost time accidents and other significant incidents, which includes property and environmental incidents.

A TRIR below a certain level will entitle a named executive to a payment in an amount that is greater than the safety component’s 25% target award and which may be up to two times the 25% target award. As noted previously, the safety performance portion operates independently from the other components.

For the past four years, the committee has set the TRIR target at 0.20, which represents both a significantly better safety performance than the industry average and a more stringent TRIR target than that set by many of our peers. A maximum 200% payout would be earned for TRIR at or below 0.12, and no payout would be earned if the TRIR equaled or exceeded 0.24.

Individual Criteria.    As noted previously, at the beginning of a fiscal year, the compensation committee reviews a list of broad objectives proposed by the CEO to be used to measure his individual performance during the fiscal year, revises that list as it deems necessary, and then communicates the final list of objectives to the CEO. The CEO advises each other named executive of the individual qualities and goals on which he will be evaluated for the year. For each named executive, these unweighted criteria and goals are discussed under “Calculation of 2016 Annual Incentive—Individual Performance.” The maximum individual performance payout may not exceed two times the executive’s target amount.

Calculation of 2016 Annual Incentives

For fiscal 2016, each named executive earned between 124% and 125% of his overall target annual incentive award. The main driver of this percentage payout was the exemplary safety performance for fiscal 2016, in which the Company achieved historically low TRIR and no lost time accidents. If safety performance had hit target rather than achieving the maximum, the overall percentage payout to each named executive would have been below target.

The following chart shows the breakdown of the total payout to each named executive among the four components:

Fiscal 2016 Annual Incentive Program Payouts
Named Executive	Target Incentive Award ($)	Fiscal 2016 Component Payouts				Total Award Earned ($)	As a % of Target Award
		CFFO ($)	VOMP ($)	Safety ($)	Individual ($)
Jeffrey M. Platt	715,000	226,387	134,063	357,500	171,600	889,550	124%
Quinn P. Fanning	375,250	118,814	70,359	187,625	91,936	468,734	125%
Jeffrey A. Gorski	361,475	114,452	67,777	180,738	85,850	448,817	124%
Bruce D. Lundstrom	366,985	116,197	68,810	183,493	89,911	458,411	124%
Joseph M. Bennett	276,354	87,501	51,816	138,177	66,325	343,819	124%

The calculation of the payout for each component is discussed below.

Cash Flow from Operations (25% of target incentive opportunity).    For fiscal 2016, our actual CFFO as reported in our statements of cash flows was $253.3 million, which exceeded the target but fell short of the maximum level, generating a payout of 127% of target for each of our named executives.

Vessel Operating Margin Percentage (25% of target incentive opportunity).    For fiscal 2016, our actual VOMP based on our consolidated statements of earnings was 41.3%. We calculated this figure by subtracting reported vessel operating costs of $560.8 million from reported vessel operating revenues of $955.4 million, then dividing the result, vessel operating margin of $394.6 million, by reported vessel operating revenue. However, for purposes of the fiscal 2016 AIP calculation, the committee approved a discretionary adjustment to vessel operating costs to include $7.6 million, which is reported in our financial statements as a “restructuring charge.” This increase in vessel operating costs reduces the VOMP for purposes of the AIP to 40.5% ($394.6 million in reported vessel operating margin described above less $7.6 million, divided by reported vessel operating revenues), which fell between threshold and target, generating a payout of 75% of target for each of our named executives.

Safety (25% of target incentive opportunity).    The TRIR for fiscal 2016 was 0.08, the best performance in company history, which exceeded the maximum level, generating a payout of 200% of target for each of our named executives. In addition, there were no lost time accidents during the fiscal year.

Individual Performance (25% of target incentive opportunity).    For purposes of awarding the individual performance portion of the annual incentive award to the named executives, the compensation committee independently assessed the performance of the CEO but relied on the judgment of our CEO in assessing the performances of our other named executives. Each named executive received between 95% and 98% of his target individual performance award.

•

Mr. Platt’s award was based upon his leadership in guiding our company during a challenging year that included a precipitous drop in oil prices and exploration and production spending that resulted in reduced revenue for the company; the continued success in guiding our safety, compliance, financial and operational programs through the downturn in our business environment, including implementation of significant cost reduction initiatives and additional efforts to maintain adequate liquidity and a solid financial position to enable the company to withstand the economic downturn; and his continued efforts to manage our working capital position in Angola.

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Instrumental in Mr. Gorski’s award were his leadership in all aspects of our global operations in a challenging commercial environment, including the incorporation of increasingly sophisticated vessels into our fleet, increased focus on operational excellence initiatives and implementation of cost-cutting initiatives.

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With regards to Mr. Fanning, his leadership in continuing to maintain our financial discipline, including development of specific cost reduction initiatives in this challenged business environment, and his success in developing a well-financed company with low cost, long-term debt, adequate liquidity, good financial systems, financial controls and proper staffing were important factors in his award.

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Mr. Lundstrom’s continued positive efforts, including his involvement in significantly reducing the company’s capital expenditure commitments through renegotiations of 14 vessel construction contracts, his continued oversight of our compliance program and the discharge of his general duties as our general counsel led to his award.

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Mr. Bennett’s continued successful relationship with the investment community and oversight of the company’s human resources functions during a very challenging business environment and other contributions to the company were considered in his award.

Long-term Incentive Compensation.    We have historically granted long-term incentive compensation in the form of annual equity grants to our named executives, generally using a multiple of each executive’s base salary to determine the overall grant size. The multiple used for any particular executive reflects the nature and scope of the executive’s duties. However, we also generally target our grant values at the median of long-term incentive compensation provided to executives in similar positions at our peer group companies.

Our current equity incentive plan was approved by our stockholders two years ago (the 2014 Stock Incentive Plan, or the “2014 Plan”). Between the date when we proposed the 2014 Plan for stockholder approval and the end of fiscal 2015, we experienced a significant and rapid decline in our stock price, which largely tracked the overall decline in oil prices. Once the committee began considering how to structure fiscal 2015 long-term incentive awards, it was clear that, if the committee were to grant the same type of full-value awards it had granted in prior years, the 2014 Plan share pool would be rapidly depleted with a significant dilutive impact on our stockholders. The committee recognized, however, that it was important to both retain key management talent and to continue to incentivize management to improve the company’s performance in a difficult economic climate. As a result, the committee adopted a long-term incentive program for fiscal 2015 that was largely cash-based but which maintained a significant focus on performance-based components.

As the committee considered fiscal 2016 long-term incentive awards, it had become clear that the downturn in the oil and gas industry and, correspondingly, the oil services sector, would likely be a protracted one. Therefore, the committee decided to model our fiscal 2016 program on the fiscal 2015 program, subject to a few modifications (including, most notably, a 20% decrease in overall grant levels).

The following table describes the material similarities and differences between the fiscal 2015 and fiscal 2016 programs:

LTI Component or Feature	Material Similarities to Fiscal 2015 Grants	Material Differences from Fiscal 2015 Grants
Overall LTI Program	similar combination of options, phantom stock units, and cash-based performance award (“CBP” award)	fiscal 2016 LTI grant target values are 20% lower than fiscal 2015 target levels

Cash-Based Performance Award (“CBP” award) 50% of target long-term incentive for CEO; 33% for each other named executive	• same two base performance metrics (TSR and a ROTC metric), with heavier weighting on TSR component (67/33) • same three-year performance period • same payout range (0-200%)

•     to further align executive compensation with stockholder returns, an additional (third) performance metric was added—once TSR and ROTC calculations are complete, any amount earned under those calculations is further adjusted (up or down) by the

LTI Component or Feature	Material Similarities to Fiscal 2015 Grants	Material Differences from Fiscal 2015 Grants

• default is cash payout (but committee may elect to settle in stock based on stock price at payout)

percentage change in the company’s stock price over the same performance period, subject to the same cap of 200% of target

•     for the relative TSR component, payout is now capped at 100% under the first step of the payout calculation if our TSR for the performance period is negative

•     ROTC metric is now weighted average (WAROTC, with third and final year weighted at 50%), rather than a simple average (SAROTC), as emphasizing a longer-term orientation keeps management incentivized throughout the entire cycle regardless of performance during the first two years

•     WAROTC payout scale adjusted to better reflect the increased challenges of our current business environment, although the degree of difficulty is similar to prior years

Stock Options 11% of target long-term incentive for CEO; 15% for each other named executive	• same number, rather than value, of options granted in each year • same vesting provisions (1/3 per year over first three anniversaries of date of grant)	• represents a lower percentage of overall LTI award (given decrease in stock price combined with same number of options granted in each year)

Phantom Stock Units 39% of target long-term incentive for CEO; 52% for each other named executive	• same vesting provisions (1/3 per year over first three anniversaries of date of grant) • settled in cash instead of stock (limiting stockholder dilution)	• represents higher percentage of overall LTI award (given lower percentage value delivered in the form of stock options)

As a result of these changes, approximately 61% of the grant value of our CEO’s fiscal 2016 long-term incentive award is performance-based (CBP awards and stock options), compared to 62.5% in fiscal 2015 and 50% in fiscal 2014. Similarly, for each other named executive, the percentage of his long-term incentive that is performance-based at grant changed from 33% in fiscal 2014, to 50% in fiscal 2015, to 48% in fiscal 2016.

Although a substantial portion of our fiscal 2015 and 2016 long-term incentives are now likely to settle in cash, we believe that the interests of our named executives continue to be fully aligned with those of our stockholders for several reasons:

•	First, each of the named executives is required to comply with our rigorous stock ownership guidelines (5x salary for our chief executive officer, 3x salary for each other named executive).

•	Second, each of the named executives is a substantial company stockholder himself, holding more equity than required to comply with the stock ownership guidelines described above.

•

Third, two-thirds of each named executive’s CBP award is subject to a relative TSR metric to emphasize that linkage, and both components of the fiscal 2016 CBP awards (relative TSR and WAROTC) will be further adjusted—up or down—by the percentage change in our stock price over the three-year performance period, subject to the overall cap of 200% of the target award.

•

Fourth, although the CBP awards are designed to be cash-settled, the committee has the discretion, once the performance period has concluded, to elect to deliver shares in settlement of all or part of any payout earned under those awards. The number of shares delivered to the executive would be based on the stock price on the date the committee approves the payout.

•	Finally, the stock options granted to each named executive will have no value unless our stock price increases from the date of grant.

Cash-Based Performance Award.    A significant portion of each named executive’s long-term incentive award (50% for Mr. Platt and 33% for each other named executive) is structured as a cash-based performance award (the CBP award), which will only be paid to the extent that certain performance criteria have been met at the end of the three-year performance period. The dollar value of each named executive’s CBP award represents the target award. Actual payout may range between 0% and 200% of the CBP award, depending upon the company’s performance, measured over the three-year period from April 1, 2016 to March 31, 2019, against three performance criteria.

The CBP award is divided into two components, and any payout under those components is calculated using a two-step process:

•	First, a preliminary payout figure is calculated for each component based on the degree of achievement of a specific performance condition (relative TSR or a ROTC metric).

•	If minimum performance on the first performance metric is not achieved, then there is no payout at all to the named executives on that component (no need to perform the second step).

•	Second, for each of the two components, that preliminary payout figure is further adjusted by a third metric, the percentage change in our stock price over the three-year performance period.

•

This third metric, referred to as the stock price adjustment, is the percentage derived from dividing the average closing price of a share of our common stock during the last month of the performance period by the average closing price of a share of our common stock during the last month prior to the beginning of the performance period.

Two-thirds of the target value of the CBP award is allocated to the relative TSR component, and the first step is to determine the company’s TSR over a three-year period as measured against the TSR of our peer group companies over the same period. Once any preliminary payout is calculated under this first step, that figure will be multiplied by the stock price adjustment. However, the total payout under this component cannot exceed 200% of the target value of the component.

The other third of the target value of the CBP award is allocated to the ROTC metric, and the first step is to determine the weighted average of the company’s return on total capital (WAROTC) for the three fiscal years during the performance period, weighting each of the first two fiscal years at 25% and weighting the third and final fiscal year in the period at 50%. For each of the three years in the performance period, return on total capital (ROTC) is calculated by dividing the company’s adjusted net earnings by the average total capital. Adjusted net earnings is determined by using the company’s annual effective income tax rate to tax effect adjusted pre-tax earnings for the same period, with adjusted pre-tax earnings equal to the sum of: (1) earnings before income taxes; (2) interest and other debt costs, less interest income; (3) vessel operating lease expense; and (4) asset impairment cost. Average total capital is the average of the twelve monthly fiscal year amounts of total capital as determined by the sum of: (1) stockholders’ equity; (2) interest-bearing debt, less cash and cash equivalents; and (3) imputed vessel operating lease liability; with such sum reduced by vessel construction in progress. Once any preliminary payout has calculated under this first step, that figure will be multiplied by the stock price adjustment. However, as with the TSR component, the total payout under this component cannot exceed 200% of its target value.

The two components operate separately; thus, it is possible that one component of the CBP award will be earned and the other will result in no payout for failure to meet the minimum performance target. As noted previously, if minimum performance is not achieved on the first step of a component (ROTC or relative TSR target), then no payout will be earned with respect to that component, regardless of what the stock price adjustment would have been.

For the TSR component, the first step calculation will be made using the following schedule, based upon the company’s relative TSR performance over the period from April 1, 2016 to March 31, 2019:

Performance Level	Tidewater’s Percentile Rank v. Peers	Percentage of TSR Component Earned (First Step)
Below Minimum	≤ 25th percentile	0%
Threshold	30th percentile	20%
Target	50th percentile	100%
Maximum	≥ 75th percentile	200%

However, if our TSR for the performance period is negative, the maximum that may be earned under the first step of the TSR component is 100%, regardless of our relative TSR rank.

For the ROTC component, the first step calculation will be made using the following schedule, based upon the company’s WAROTC over the period from April 1, 2016 to March 31, 2019:

Performance Level	WAROTC	Percentage of ROTC Component Earned (First Step)
Below Minimum	< 0.0%	0%
Threshold	1.0%	33%
Target	3.0%	100%
Maximum	≥ 8.0%	200%

For first step calculations of each component of the CBP award, if performance falls between two different performance levels, any payout will be calculated on a sliding scale basis.

The first step calculation schedule for the TSR component of the CBP award is identical to the scale that applied to the TSR portion of the fiscal 2015 CBP award, except that the targets have been adjusted to maintain the same level of rigor in a challenged business environment. The committee approved these adjustments based on its assessment of the degree of difficulty in achieving return on capital targets given the slowdown in our industry that began in the latter part of fiscal 2015 and has extended through fiscal 2016, with the expectation that the slowdown may continue for an extended period of time. However, because we operate in a capital-intensive business, generating returns above the cost of capital is essential for creating stockholder value and growth. Therefore, we continue to believe that an ROTC metric is an important way to track (and reward for) performance.

As mentioned previously, once the first step calculations are determined for each component, those preliminary payout figures are multiplied by the stock price adjustment to determine what, if any, payout has been earned under the two components of the CBP award.

Each named executive’s total CBP award payout will be equal to the sum of any final payout values earned for each of the two components (TSR plus ROTC). The CBP award will settle in cash unless, as noted above, the committee elects to settle all or part of the payout in shares of stock (valuing the shares as of the payout date).

Stock Options.    Approximately 11% of Mr. Platt’s long-term incentive award and 15% of each other named executive’s long-term incentive award is delivered in the form of stock options. These options have a ten-year term and will vest one-third per year over the first three anniversaries of the date of grant, subject to the executive’s continued service with the company (with accelerated vesting in certain situations). Despite the decrease in our stock price between the fiscal 2015 grant date and the fiscal 2016 grant date, the committee elected to grant the same number of options in fiscal 2016, partly to extend the life of our current stock incentive plan.

We believe that stock options align our executives’ interests with those of our stockholders as the stock option’s value is wholly dependent upon an increase in our stock price. The committee recognizes that some institutional investors do not believe that stock options are performance-based. However, based on our company’s past experience with options, the committee believes that stock options are an excellent performance-based compensation vehicle that directly link executive compensation to stockholder return.

Phantom Stock Units.    Each named executive also received a grant of phantom stock units that pay in cash based on the value of a share of our common stock on the vesting date. Approximately 39% of Mr. Platt’s long-term incentive award and 52% of each other named executive’s long-term incentive award is represented by phantom stock units. The phantom stock units have the same general terms as the phantom stock units granted in fiscal 2015 and the time-based RSUs granted in prior years—they vest one-third per year over the first three anniversaries of the date of grant, subject to the executive’s continued service with the company (with accelerated vesting in certain situations), and, in the event that we pay dividends, the holder will receive dividend equivalents paid currently.

The use of time-based, full value awards remains prevalent in the energy services sector, including among our peers and other companies with whom we compete for talent. Our committee believes that it is important to provide a time-based long-term incentive for our executives, as it encourages our executives to remain with our company even during periods of significant business and stock price volatility. Although these phantom stock units pay in cash rather than shares of common stock, the value of these awards moves in tandem with our company’s stock price.

Forfeitures of Performance Awards.    Adherence to a pay-for-performance philosophy means that an executive’s compensation will rise and fall with corporate performance. As demonstrated in the following table, following fiscal 2016, the performance-based RSUs granted in fiscal 2013, for which the performance period ended in fiscal 2016, were forfeited as the underlying performance metrics were not met.

Named Executive	Fiscal 2013 Performance-Based RSUs Forfeited on 5/11/16(1) (#)	Total Dollar Value Forfeited
		Valued as of Forfeiture Date(2) ($)	Valued as of Grant Date(3) ($)
Jeffrey M. Platt	18,385	136,601	1,257,902
Quinn P. Fanning	8,208	60,985	561,591
Jeffrey A. Gorski	8,208	60,985	561,591
Bruce D. Lundstrom	7,223	53,667	494,198
Joseph M. Bennett	5,910	43,911	404,362

Totals	47,934	$356,149	$3,279,644

(1)

Vesting of these performance-based RSUs granted in 2013 was contingent upon the company’s three-year TSR rank (for the period April 1, 2013 to March 31, 2016) relative to a defined peer group. Following the end of fiscal 2016, the committee determined that the metric had not been met (the company’s relative TSR rank was at the 9.5th percentile, which fell below the threshold) and thus all RSUs were forfeited.
(2)	Reflects the aggregate dollar value of all shares forfeited, based on the closing price of a share of our common stock on the forfeiture date.
(3)	Reflects the aggregate grant date dollar value of all shares forfeited, valued using a Monte Carlo simulation, as reported in the compensation tables of our proxy statement for the fiscal year of grant (2013).

The forfeitures described in the table above were in addition to the nearly $4.5 million aggregate value of performance awards previously forfeited by our current named executives during the past four years for performance periods that ended in fiscal 2012, 2013, 2014, and 2015, calculated based on the value of those awards on the respective forfeiture dates (or more than $6.8 million, valuing those awards as of the respective grant dates). For a comparison of three-year reported versus realized pay for our named executives, please see the chart under “Process of Setting Compensation—Realized Pay.” With the exception of the relative TSR awards granted in fiscal 2012 and 2013, the performance metric used for these forfeited awards was based on return on capital. This performance metric proved difficult to achieve during the years following the 2008 financial crisis and subsequent global recession, as the company made the strategic decision to invest capital in replacing and enhancing its vessel fleet. However, as discussed above, the committee continues to believe that return on capital is an important measure of company (and executive) performance.

Retirement Benefits.    Our named executives participate in employee benefit plans generally available to all employees. These broad-based plans include a Pension Plan (now frozen and closed to new participants) and a qualified defined contribution Retirement Plan. We have frozen the benefits under our Pension Plan for all participants effective December 31, 2010, and there will be no future benefit accruals under that plan. Since January 1, 2011, qualified retirement benefits have been provided through our Retirement Plan.

In addition to these broad-based programs, we provide our executives with a non-qualified deferred compensation plan, the Supplemental Savings Plan, which acts as a supplement to our Retirement Plan, and a SERP that operates as a supplement to our Pension and Retirement Plans. Both the Supplemental Savings Plan and the SERP are designed to provide retirement benefits to our officers that they are precluded from receiving under the underlying qualified plans due to the compensation and benefit limits in the Internal Revenue Code. The SERP has been closed to new participants since March 1, 2010, although individuals who were participants as of that date continue to accrue benefits under it. These plans are described in more detail in “Executive Compensation—Fiscal 2016 Pension Benefits” and “Executive Compensation—Fiscal 2016 Non-Qualified Deferred Compensation.”

Change of Control Agreements.    We have entered into change of control agreements with our executives, including each of our named executives. We continue to offer our executives change of control benefits for several reasons. Change of control protections for our named executives and other key personnel are an important part of good corporate governance, as they alleviate individual concerns about the possible involuntary loss of employment and ensure that the interests of our named executives will be materially consistent with the interests of our stockholders when considering corporate transactions. In addition, we believe that these change of control protections preserve morale and productivity and encourage retention in the face of the potential disruptive impact of an actual or potential change of control of our company. Information regarding the current change of control agreements, including the estimated amounts payable to each named executive, is set forth under the heading “Potential Payments upon Termination or Change in Control—Change in Control.”

For Fiscal 2017: Move Towards Elimination of Excise Tax Gross-Ups in Legacy Change in Control Agreements.    Although some of our executives currently have a right under legacy change in control agreements to receive an excise tax gross-up if such a tax is triggered in connection with his termination following a change of control, the committee’s policy for the past five years has been that we would no longer provide that benefit in any future change of control agreements. Notably, our CEO’s change of control agreement does not include the right to an excise tax gross-up. In early fiscal 2017, the committee made a decision to renegotiate all outstanding change in control agreements with its officers. Although this process is ongoing, the committee expects that, among other things, it will result in the elimination of all excise tax gross-up provisions.

Other Benefits.    We also provide certain limited perquisites to our named executives.

Use of Corporate Airplane.    The committee has a policy that any personal use of the corporate aircraft is limited. For fiscal 2016, among our named executive officers, only our CEO had any personal aircraft usage attributed to him, and his use was modest (just over $31,000).

Other Perquisites.    For fiscal 2016, the other perquisites provided to our named executives consisted primarily of club dues for one country club membership for each named executive, financial planning services, lunch club memberships, and a corporate apartment in Houston for Mr. Platt, who is required to divide his time between our Houston and New Orleans offices. We do not provide tax gross-ups on any perquisites.

Other Compensation and Equity Ownership Policies

Clawback Policy.    Under our Executive Compensation Recovery Policy, we may recover cash and equity incentive compensation awarded if the compensation was based on the achievement of financial results that were the subject of a subsequent restatement of our financial statements if the executive officer engaged in intentional misconduct that caused the need for a restatement and the effect was to increase the amount of the incentive compensation.

Stock Ownership Guidelines.    Under our stock ownership guidelines, our officers are required to hold the following amounts of company stock within five years of becoming an officer:

•	5x salary for the chief executive officer;

•	3x salary for the chief operating officer, chief financial officer, and executive vice presidents; and

•	2x salary for all other officers.

If an officer’s ownership requirement increases because of a change in title or if a new officer is added, a five-year period to achieve the incremental requirement begins in January following the year of the title change or addition as an officer. For our executives, the guidelines specify that time-based restricted stock, RSUs, and phantom stock units count as shares of company stock, but performance-based awards do not. As of the end of fiscal 2016, all executive officers were in compliance with this policy.

Prohibition on Hedging and Pledging Transactions.    Each of our named executives is subject to our Policy Statement on Insider Trading, an internal company policy adopted by our board. This policy includes a blanket prohibition on engaging in certain forms of hedging or monetization transactions, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds with respect to our securities, regardless of whether those securities were received as compensation. This prohibition applies to all company insiders (including our directors and our named executives) as well as all of our other employees. In addition, the policy includes a blanket prohibition on insiders pledging company securities as collateral for a loan or any other purpose.

Section 162(m) of the Internal Revenue Code.    Section 162(m) of the Code prohibits us from deducting more than $1 million in compensation paid to certain executive officers in a single year. An exception to the $1 million limit is provided for “performance-based compensation” that meets certain requirements, including approval by the company’s stockholders. Our performance-based RSUs, stock options, and the CBP awards are designed to qualify as “performance-based compensation” deductible under Section 162(m). In addition, in order that the company performance portion of our annual cash incentive awards may qualify as “performance-based compensation” under Section 162(m) and be deductible, this portion of the fiscal 2016 annual incentive awards was paid to our named executives under the Tidewater Inc. Executive Officer Annual Incentive Plan, which was last approved by stockholders at our 2013 annual meeting.

However, there can be no assurance that compensation awarded or paid by the company that is intended to qualify as “performance-based compensation” under Section 162(m) will, in fact, be fully deductible when paid. Section 162(m) is highly technical and complex, so that even when we seek favorable tax treatment under that provision, we cannot assure you that our tax position will prevail. Further, while we will seek to grant deductible forms of compensation to the extent practicable, the committee believes it is important to preserve flexibility in administering compensation programs. Accordingly, the committee has not adopted a policy that all compensation must qualify as deductible under Section 162(m). The committee intends to monitor compensation levels and the deduction limitation.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based upon this review and discussion, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Richard T. du Moulin, Chairman

Morris E. Foster

Richard A. Pattarozzi

Robert L. Potter

Jack E. Thompson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of our compensation committee are Messrs. du Moulin, Foster, Pattarozzi, Potter, and Thompson. None of the members of our compensation committee has been an officer or employee of our company or any of our subsidiaries. No executive officer of our company served in the last fiscal year as a director or member of the compensation committee of another entity one of whose executive officers served as a member of our board or on our compensation committee.

EXECUTIVE COMPENSATION

The following table summarizes, for the fiscal year ended March 31, 2016, the compensation paid to each of our named executives in all capacities in which they served.

FISCAL 2016 SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compen sation(4) ($)	Change in Pension Value and Nonqualified Deferred Compen sation Earnings(5) ($)	All Other Compen sation(6) ($)	Total ($)
Jeffrey M. Platt	2016	650,000	171,600	969,183	290,807	717,950	1,286,486	73,275	4,159,301
President and Chief Executive Officer	2015	650,000	178,750	1,162,504	482,355	744,673	1,240,113	89,860	4,548,255
	2014	600,000	165,000	3,322,915	—	578,054	534,030	67,083	5,267,082

Quinn P. Fanning	2016	395,000	91,936	625,287	187,655	376,798	237,325	41,072	1,955,073
Executive Vice President and Chief Financial Officer	2015	395,000	91,936	750,006	311,259	390,823	275,637	42,240	2,256,901
	2014	380,000	108,300	1,571,921	—	316,178	131,892	43,125	2,551,416

Jeffrey A. Gorski	2016	380,500	85,850	625,287	187,655	362,967	—	61,879	1,704,138
Executive Vice President and Chief Operating Officer	2015	380,500	87,658	750,006	311,259	376,476	—	59,367	1,965,266
	2014	360,500	81,338	1,571,921	—	299,954	—	58,381	2,372,094

Bruce D. Lundstrom	2016	386,300	89,911	541,911	162,635	368,500	240,778	19,164	1,809,199
Executive Vice President, General Counsel, and Secretary	2015	386,300	91,746	650,005	269,758	382,215	272,963	20,011	2,072,998
	2014	371,300	105,821	1,309,890	—	308,939	144,398	17,076	2,257,424

Joseph M. Bennett	2016	290,899	66,325	375,172	112,591	277,494	413,153	52,873	1,588,507
Executive Vice President and Chief Investor Relations Officer	2015	290,899	69,089	450,004	186,755	287,823	549,528	53,877	1,887,975
	2014	282,426	67,076	943,149	—	234,992	45,360	51,109	1,624,112

(1)	Represents amounts actually paid to each named executive based on his individual performance during the fiscal year under our Individual Performance Executive Officer Annual Incentive Plan.
(2)	For fiscal 2015 and 2016, this figure represents the value of the time-based phantom stock units granted to each named executive as part of his long-term incentive award for that year. Equity awards for each named executive in fiscal 2014 consisted solely of time-based and performance-based restricted stock units. Phantom stock units, time-based RSUs and our performance-based RSUs that vest on the basis of a return on total capital metric are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 at the closing sale price per share of our common stock on the date of grant, while the grant date fair value of our total stockholder return performance-based RSUs is determined based on probable outcome of the performance conditions using a Monte Carlo simulation. For information regarding the assumptions made by us in valuing our phantom stock unit and RSU awards, please see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016. Please see the “Fiscal 2016 Grants of Plan-Based Awards” table for more information regarding the long-term incentive awards we granted in fiscal 2016.
(3)	Reflects the aggregate grant date fair value of the options granted to the named executives, computed in accordance with FASB ASC Topic 718 and determined using the Black-Scholes option model. For information regarding the assumptions made by us in valuing the option awards made to our named executives, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016. Please see the “Fiscal 2016 Grants of Plan-Based Awards” table for more information regarding the stock option awards we granted in fiscal 2016.
(4)	Represents amounts actually paid to our named executives based on company performance for the fiscal year under our Company Performance Executive Officer Annual Incentive Plan.
(5)	Reflects the change from the prior fiscal year in the actuarial present value of each named executive’s accumulated benefit under our qualified Pension Plan and our non-qualified Supplemental Executive Retirement Plan. Both of these plans have been closed to new participants and Mr. Gorski does not participate in either plan. Although there have been no changes in the benefits provided under these plans, the actuarial present value of these accumulated benefits increased significantly in fiscal 2015 and 2016 as compared with prior years. Two significant drivers of the fiscal 2015 increase were changes in the underlying assumptions – specifically, a decrease in the discount rate used (4% at the end of fiscal 2015, which rose slightly to 4.15% at the end of fiscal 2016, compared with 4.75% at the end of fiscal 2014) and the switch to a more conservative mortality table and projection scale. For Mr. Platt, the increase in his compensation since his 2012 promotion to CEO has also been a significant factor, since the salary formula used to calculate the benefit is based on the best five consecutive years during the previous ten-year period.

(6)	For each named executive, this value reflects (i) company contributions to the Retirement Plan and the Supplemental Savings Plan and (ii) the total value of all perquisites received during fiscal 2016, each as set forth below:

Name	Contributions to Retirement Plan and Supplemental Savings Plan ($)	Perquisites(7),(8) ($)	Total, All Other Compensation ($)
Mr. Platt	14,512	58,763	73,275
Mr. Fanning	23,750	17,322	41,072
Mr. Gorski	40,559	21,320	61,879
Mr. Lundstrom	16,950	2,214	19,164
Mr. Bennett	32,850	19,993	52,783

Each named executive’s fiscal 2016 “Perquisites” figure is comprised of the following: parking; club memberships (except for Mr. Lundstrom); financial planning and income tax preparation (for fiscal 2016, this perquisite totaled $16,625 for Mr. Platt, $12,295 for each of Messrs. Fanning, Gorski, and Bennett, and $1,240 for Mr. Lundstrom); and for Mr. Platt, a corporate apartment in Houston (see footnote 7) and personal use of our corporate airplane (see footnote 8). We do not reimburse any executive for tax liability incurred in connection with any perquisite.

(7)	As our chief executive officer, Mr. Platt divides his time between our New Orleans and Houston offices, and thus we cover the cost of maintaining a corporate apartment in Houston for him. We value this perquisite by subtracting from the actual annual cost of the apartment the estimated amount saved on hotel room expenses for the number of nights Mr. Platt spent in Houston. For fiscal 2016, the aggregate incremental cost to the company to provide this benefit to Mr. Platt was $7,006.
(8)	The “All Other Compensation” figure for Mr. Platt includes his personal use of our company’s airplane. The board’s policy is that personal use of the airplane should be limited, and the compensation committee regularly monitors such use. In fiscal 2016, the aggregate incremental cost to the company for Mr. Platt’s personal use of the airplane was $31,355. This figure was calculated by multiplying the number of hours of personal use by the hourly cost to operate the airplane, adding in incidental expenses.

FISCAL 2016 GRANTS OF PLAN-BASED AWARDS

The following table presents additional information regarding phantom stock and option awards, as well as non-equity incentive plan awards, granted to our named executives during the fiscal year ended March 31, 2016.

Name and Type of Grant	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(8) ($)
		Threshold ($)	Target ($)	Maximum ($)
Jeffrey M. Platt
Annual Cash Incentive:
Company Performance(1)	—	114,401	536,250	1,430,000
Individual Performance(2)	—	—	178,750	357,500
Option Grant(3)	3/21/2016					87,068	$7.21	290,807
Phantom Stock Unit Grant(4)	3/21/2016				134,422			969,183
CBP Award—TSR Metric(5)(6)	3/21/2016	27,529	826,708	1,653,416
CBP Award—ROTC Metric(5)(7)	3/21/2016	13,639	413,292	826,584
Quinn P. Fanning
Annual Cash Incentive:
Company Performance(1)	—	60,040	281,438	750,500
Individual Performance(2)	—	—	93,813	187,625
Option Grant(3)	3/21/2016					56,184	$7.21	187,655
Phantom Stock Unit Grant(4)	3/21/2016				86,725			625,287
CBP Award—TSR Metric(5)(6)	3/21/2016	8,880	266,680	533,360
CBP Award—ROTC Metric(5)(7)	3/21/2016	4,440	133,320	266,640
Jeffrey A. Gorski
Annual Cash Incentive:
Company Performance(1)	—	57,836	271,106	722,950
Individual Performance(2)	—	—	90,369	180,738
Option Grant(3)	3/21/2016					56,184	$7.21	187,655
Phantom Stock Unit Grant(4)	3/21/2016				86,725			625,287
CBP Award—TSR Metric(5)(6)	3/21/2016	8,880	266,680	533,360
CBP Award—ROTC Metric(5)(7)	3/21/2016	4,440	133,320	266,640
Bruce D. Lundstrom
Annual Cash Incentive:
Company Performance(1)	—	58,718	275,239	733,970
Individual Performance(2)	—	—	91,746	183,493
Option Grant(3)	3/21/2016					48,693	$7.21	162,635
Phantom Stock Unit Grant(4)	3/21/2016				75,161			541,911
CBP Award—TSR Metric(5)(6)	3/21/2016	7,696	231,122	462,244
CBP Award—ROTC Metric(5)(7)	3/21/2016	3,813	115,544	231,088
Joseph M. Bennett
Annual Cash Incentive:
Company Performance(1)	—	44,216	207,266	552,708
Individual Performance(2)	—	—	69,089	138,177
Option Grant(3)	3/21/2016					33,710	$7.21	112,591
Phantom Stock Unit Grant(4)	3/21/2016				52,035			375,172
CBP Award—TSR Metric(5)(6)	3/21/2016	5,328	160,008	320,016
CBP Award—ROTC Metric(5)(7)	3/21/2016	2,640	79,992	159,984

(1)	Each of our named executives was eligible to receive a cash bonus under our Company Performance Executive Officer Annual Incentive Plan based on the company’s achievement of annual performance goals. The amount actually paid to each executive for fiscal 2016 pursuant to this program is reflected in the “Fiscal 2016 Summary Compensation Table” under the heading “Non-Equity Incentive Plan Compensation.” The Company Performance Executive Officer Annual Incentive Plan provides for a maximum award amount of $3 million per participant.

(2)	Each of our named executives was also eligible to receive a cash bonus under our Individual Performance Executive Officer Annual Incentive Plan based on his individual performance during fiscal year 2016. The amount actually paid to him for fiscal 2016 is included in the “Bonus” column of the “Fiscal 2016 Summary Compensation Table.” The Individual Performance Executive Officer Annual Incentive Plan, which does not contain a threshold performance level, provides for a maximum award of 200% of target.
(3)	Stock options granted in fiscal 2016 under our 2014 Stock Incentive Plan have a term of 10 years and vest one-third per year on the first three anniversaries of the date of grant.
(4)	Consists of time-based phantom stock units granted under our Second Amended and Restated Phantom Stock Plan, which vest and pay out one-third per year on the first three anniversaries of the date of grant in a cash amount equal to the closing price of our common stock on the vesting date.
(5)	As part of its long-term incentive awards for fiscal 2016, the company granted each named executive a “cash-based performance award” (CBP award) under our 2014 Stock Incentive Plan, of which any payout will be based on two separate performance metrics measured over a three-year period (relative TSR, discussed in note 6 below, and an internal capital return metric, discussed in note 7 below), subject to a second adjustment (up or down) based on the change in our stock price over the same period. For each of the two components, payout may range between 0-200% of target, with payout pro-rated for performance falling between any two performance levels. Following fiscal 2019 (the final year in the three-year performance period), the committee will determine the extent to which the applicable metrics were met and the CBP awards will pay out in cash, unless the committee elects to settle all or part of the amount due a named executive (net of any withholding obligation) in shares of common stock.
(6)

Any payout under this portion of the CBP award will be determined using a two-step process. First, the payout will be calculated based on the company’s TSR as measured against that of its peer group for the three-year period from April 1, 2016 to March 31, 2019. The dollar value shown in the “target” column represents the target award (performance at the 50th percentile, assuming no stock price adjustment). At the minimum performance level (just above 25th percentile), participants earn 3% of the target award in this first step, but if the company’s TSR is equal to or falls below the 25th percentile, the named executives will not receive any payout under the TSR portion of their CBP award. If the company’s performance is equal to or surpasses the 75th percentile, participants will earn the maximum 200% in this step. However, if the company’s TSR for the period is negative, the maximum percentage that may be earned under this first step is 100%. Once this first calculation is made, it is then multiplied by the percentage change in value in a share of our common stock over the three-year period to yield the final payout, which cannot exceed the maximum 200%.

(7)	Any payout under this portion of the CBP award will be determined using a two-step process. First, the payout will be calculated based on the weighted average of the company’s return on total capital for each of the three fiscal years in the period from April 1, 2016 to March 31, 2019, weighting each of the first two years at 25% and the third and final year at 50% (WAROTC). The dollar value shown in the “target” column represents the target award (earned if WAROTC equals 3.0%). At the minimum performance level (just above 0% WAROTC), participants receive 3% of the target award, but if WAROTC falls at or below 0%, the named executives will not receive any payout under the WAROTC portion of their CBP award. If the company’s WAROTC is equal to or surpasses 8.0%, participants will earn the maximum 200% in this step. Once this first calculation is made, it is then multiplied by the percentage change in value in a share of our common stock over the three-year period to yield the final payout, which cannot exceed the maximum 200%.
(8)	Each equity award is valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

Salary.    Salaries paid to our named executives are set forth in the Fiscal 2016 Summary Compensation Table. For fiscal 2016, salaries paid to each named executive who was serving as an executive at the end of the fiscal year accounted for the following percentages of their total annual compensation (not including changes in pension value and nonqualified deferred compensation earnings): Mr. Platt, 22.6%; Mr. Fanning, 23.0%; Mr. Gorski, 22.3%; Mr. Lundstrom, 24.5% and Mr. Bennett, 24.8%.

Bonus and Non-equity Incentive Plan Compensation.    The bonus and non-equity incentive plan compensation set forth in the tables above reflects annual cash incentive compensation under our Company Performance Executive Officer Annual Incentive Plan and our Individual Performance Executive Officer Annual Incentive Plan. The annual cash incentive compensation is earned based upon two financial metrics (cash flow from operations and vessel operating margin percentage), safety performance, and individual performance. The amounts actually earned by each of our named executives are reflected in the Fiscal 2016 Summary Compensation Table, while the Fiscal 2016 Grants of Plan-Based Awards table reports the range of possible outcomes under the plans. The performance goals are discussed in greater detail under the heading “Compensation Discussion and Analysis—Annual Cash Incentive Compensation.”

Long-Term Incentive Compensation.    Each year, we provide long-term incentive awards to our executives. In fiscal 2016, these long-term incentives consisted of phantom stock units granted under the Second Amended and Restated Tidewater Inc. Phantom Stock Plan and stock options and a cash-based performance award granted under the Tidewater Inc. 2014 Stock Incentive Plan.

Phantom stock units and stock options are intended to reward executives for generating appreciation in our company’s stock price through their individual performance. In the event that we pay a dividend on our shares of common stock, we will pay dividend equivalents currently on the phantom stock units. During fiscal 2016, the quarterly dividend rate was $0.25 per share; however, as previously announced, effective January 28, 2016, the company has suspended its dividend program in order to conserve cash. With respect to the stock options, executives have no ownership rights in the shares of common stock underlying those options prior to exercise. Both phantom stock units and stock options will vest one-third per year on the first three anniversaries of the date of grant.

The CBP award is a cash-based, three-year award subject to two performance components that operate separately, each of which is then subject to a second adjustment based on the change in our stock price over the performance period. Approximately one-third of the CBP award will be earned on the basis of an absolute metric (the simple average of the company’s return on total capital over a three-year period) and the remaining two-thirds will be earned on the basis of a relative metric (the company’s TSR performance over a three-year period relative to a defined peer group). For each component, the cash payout may range between 0-200% of the target, with no payout if the lowest performance hurdle is not achieved (for the absolute metric, if our three-year WAROTC is negative, and, for the relative metric, if relative TSR falls in the 25th percentile or lower). With respect to the TSR component, in the event that our TSR is negative for the performance period, the maximum award that may be earned under the initial step is 100%. Once the initial performance calculation is made for a given component, that result is then multiplied by the percentage change in the price of a share of our common stock over the performance period to determine the actual payout for that component, which is still subject to a maximum payout of 200% of target.

Upon certain terminations (death, disability, and, if approved by the committee, retirement at or after age 62 with at least five years of service), the executive will be permitted to continue to hold a pro-rata portion of his CBP award as of the date of termination, to be paid at the end of the performance period based on the level of achievement of the applicable performance metrics; however, if the executive’s employment terminates for any other reason, the entire CBP award will be forfeited as of the date of termination. Following the end of the performance period, if the committee determines that the named executives have earned a payout under the CBP awards, those awards will pay out in cash unless the committee elects to settle the after-tax obligation, in whole or in part, in shares of common stock, based on the value of the shares as of the date of their determination.

Because the CBP award is a cash-based award not tied to our stock price, it is reported in our Fiscal 2016 Grants of Plan-Based Awards table but will not be reported in our Summary Compensation Table until the final year of the performance period (and only to the extent any payout is earned).

Employment Agreements.    None of the named executives has a written employment agreement with the company, although each is party to a change of control agreement as described in greater detail under “Potential Payments Upon Termination or Change in Control.”

OUTSTANDING EQUITY AWARDS AT MARCH 31, 2016

The following table illustrates the outstanding equity awards held by our named executives as of March 31, 2016.

Name	Option Awards				Stock Awards
	Securities Underlying Unexercised Options				Stock Awards that Have Not Vested			Equity Incentive Plan Awards that Have Not Vested
	Number Exercisable (#)	Number Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units (#)		Market Value(1) ($)	Number of Unearned Shares, Units or Other Rights (#)		Market or Payout Value(1) ($)
Jeffrey M. Platt	6,500	—	57.65	3/21/2017	10,471	(2)	71,517	49,800	(4)	340,134
	23,263	—	56.71	3/5/2018	168,413	(3)	1,150,261
	33,398	—	33.83	3/4/2019
	35,864	—	45.75	3/3/2020
	29,023	58,045	22.80	3/17/2025
	—	87,068	7.21	3/21/2026
Quinn P. Fanning	20,652	—	61.82	7/30/2018	6,756	(2)	46,143	18,341	(4)	125,269
	20,718	—	33.83	3/4/2019	108,655	(3)	742,114
	27,705	—	45.75	3/3/2020
	18,728	37,456	22.80	3/17/2025
	—	56,184	7.21	3/21/2026
Jeffrey A. Gorski	—	—	—	—	6,756	(2)	46,143	18,341	(4)	125,269
	—	—	—	—	108,655	(3)	742,114
	18,728	37,456	22.80	3/17/2025
	—	56,184	7.21	3/21/2026
Bruce D. Lundstrom	5,333	—	65.69	9/24/2017	5,630	(2)	38,453	15,667	(4)	107,006
	22,513	—	56.71	3/5/2018	94,167	(3)	643,161
	10,773	—	33.83	3/4/2019
	28,813	—	45.75	3/3/2020
	16,231	32,462	22.80	3/17/2025
	—	48,693	7.21	3/21/2026
Joseph M. Bennett	5,333	—	57.65	3/21/2017	4,053	(2)	27,682	11,990	(4)	81,892
	12,739	—	56.71	3/5/2018	65,193	(3)	445,268
	25,898	—	33.83	3/4/2019
	23,088	—	45.75	3/3/2020
	11,237	22,473	22.80	3/17/2025
	—	33,710	7.21	3/21/2026

(1)	The market value of all reported stock awards is based on the closing price of our common stock on the last trading day of fiscal 2016, March 31, 2016, as reported on the NYSE ($6.83).
(2)	Represents time-based RSUs held by our named executives, all of which will vest on March 10, 2017, subject to the named executive’s continued service through that date.

(3)	Represents time-based phantom stock units held by our named executives, which vest as follows:

Time-Vested Phantom Stock Units by Vesting Date
Name	3/17/17 (#)	3/21/17 (#)	3/17/18 (#)	3/21/18 (#)	3/21/19 (#)	Total Unvested Phantom Stock Units
Mr. Platt	16,996	44,808	16,995	44,807	44,807	168,413

Mr. Fanning	10,965	28,909	10,965	28,908	28,908	108,655

Mr. Gorski	10,965	28,909	10,965	28,908	28,908	108,655

Mr. Lundstrom	9,503	25,054	9,503	25,054	25,053	94,167

Mr. Bennett	6,579	17,345	6,579	17,345	17,345	65,193

(4)	Represents performance-based RSUs held by our named executives that are scheduled to vest and pay out in shares of common stock based on the company’s achievement of certain specified three-year performance metrics. The number of RSUs granted represent the target number of shares, although payout may range between 0-200% of the target award. At targeted performance levels, these performance-based RSUs will vest as follows:

Grant Date	Vesting Date and Conditions	Shares of Unvested Performance-Based RSUs by Vesting Date and Conditions
		Mr. Platt (#)	Mr. Fanning (#)	Mr. Gorski (#)	Mr. Lundstrom (#)	Mr. Bennett (#)
3/27/2013	Vesting is contingent upon the company’s three-year TSR rank (for the period April 1, 2013 to March 31, 2016) relative to a defined peer group. Vesting and payout will occur upon the committee’s certification, no later than 5/31/2016, of the company’s relative TSR rank for the performance period. Following the end of the fiscal year, the committee determined that the metric was not met (the company’s relative TSR rank was 9.5th percentile), and therefore all of these restricted stock units were forfeited on May 11, 2016.	18,385	8,208	8,208	7,223	5,910

3/10/2014	Vesting is contingent upon the company’s three-year TSR rank (for the period April 1, 2014 to March 31, 2017) relative to a defined peer group. Vesting and payout will occur upon the committee’s certification, no later than 5/31/2017, of the company’s relative TSR rank for the performance period.	15,707	5,066	5,066	4,222	3,040

3/10/2014	Vesting is contingent upon the simple average of the company’s return on total capital (ROTC) for each of the three years from April 1, 2014 to March 31, 2017 (SAROTC). Vesting and payout will occur upon the committee’s certification, no later than 5/31/2017, of the company’s SAROTC.	15,708	5,067	5,067	4,222	3,040

Total Unvested Performance-Based RSUs		49,800	18,341	18,341	15,667	11,990

FISCAL 2016 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding all stock awards (RSUs and phantom stock units) that vested during fiscal 2016 for each of our named executives. None of our named executives exercised any stock options during fiscal 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Jeffrey M. Platt	44,655	$392,980
Quinn P. Fanning	23,193	163,825
Jeffrey A. Gorski	25,781	224,203
Bruce D. Lundstrom	19,949	140,780
Joseph M. Bennett	14,573	102,482

(1)	For each named executive officer, this figure includes phantom stock units, each of which represents the right to receive the value of one share of our common stock in cash, and the gross number of shares deliverable under his RSUs. Because phantom stock units are settled in cash and the company withholds shares of common stock from the delivery of vesting RSUs in order to cover the related tax withholding obligation, the number of shares of common stock actually delivered to each named executive officer in settlement of his stock awards that vested during fiscal 2016 are as follows: Mr. Platt, 22,783; Mr. Fanning, 14,067; Mr. Gorski, 15,947; Mr. Lundstrom, 12,020; and Mr. Bennett, 8,145.
(2)	For both types of award, this value is determined based on the closing price of our common stock on the date of vesting (or, if our common stock did not trade that day, then the previous trading day’s closing price).

FISCAL 2016 PENSION BENEFITS

The following table sets forth information relating to our defined benefit pension plan (“Pension Plan”) and our Supplemental Executive Retirement Plan (“SERP”). As described in greater detail below, these plans have been closed to new participants since 2010 and thus Mr. Gorski, who joined our company in 2012, is not eligible to participate in either plan.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits(1)($)	Payments During Last Fiscal Year ($)
Jeffrey M. Platt	SERP	20	5,340,412	—
Quinn P. Fanning	SERP	8	972,263	—
Bruce D. Lundstrom	SERP	9	1,078,532	—
Joseph M. Bennett	Pension Plan	26	956,197	—
	SERP	26	2,469,128	—

(1)	Benefits are assumed to commence at the earliest unreduced retirement age of 62 as a single life annuity, with pay and service as of March 31, 2016. A discussion of the other assumptions used in calculating the present value of accumulated benefits is set forth in Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016.

Although both are now closed to new participants, our Pension Plan and SERP cover eligible employees of our company and participating subsidiaries. As our Pension Plan is now frozen, each of our named executives who is currently employed by the company and its participating subsidiaries is allowed to participate in our defined contribution plan, the Tidewater Retirement Plan (“Retirement Plan”). The SERP provides certain benefits to participating officers that the Pension Plan or Retirement Plan are prevented from providing because of compensation and benefit limits in the Internal Revenue Code. The Pension Plan and the SERP are referred to together as the “Pension Program.”

Mr. Bennett is the only named executive who participates in the Pension Plan, while all our named executives participate in the SERP, except for Mr. Gorski. Since Mr. Gorski joined our company after the Pension Plan and SERP were frozen, he is only eligible to participate in our Retirement Plan.

An executive officer’s benefits under the Pension Program are based on his highest average of five consecutive calendar years of gross pay over the last 10 years (“final average pay”) prior to his retirement. Upon normal retirement at age 65, an officer participating in the Pension Program receives a monthly benefit equal to the sum of (i) 2% of the portion of final average pay that exceeds Social Security covered compensation, multiplied by years of service up to a maximum of 35, plus (ii) 1.35% of the portion of final average pay that does not exceed Social Security covered compensation, multiplied by years of service up to a maximum of 35, plus (iii) 1% of final average pay multiplied by years of service in excess of 35 years. A retired executive officer can elect to receive his Pension Plan benefit under a normal form of annuity or in an optional annuity form, including an option to receive a life annuity with a guaranteed number of monthly payments. Under the SERP, executive officers were given the opportunity prior to the end of 2008 to elect a lump sum payout upon retirement reduced to reflect the present value of monthly payments. Executive officers who became eligible for participation in the SERP after the end of 2008 but before it was closed to new participants in 2010 were given the opportunity to elect the time and form of payment within the first 30 days of becoming eligible. SERP benefits become fully vested and are paid out in a lump sum upon a change of control of our company.

Early retirement benefits are available upon retirement after attaining age 55 and completing 10 years of service. There is no reduction for benefits that begin at age 62 or later. For retired employees electing commencement between age 55 and 62, the reduction is 5% per year for each year prior to age 62. Mr. Bennett is currently eligible for early retirement. An executive officer may select a life annuity or an equivalent optional form of settlement. However, SERP benefits are paid in a lump sum upon a change of control.

Since Mr. Bennett has completed more than five years of service (he has 26 years of service as of March 31, 2015), he is fully vested under the Pension Program. However, effective December 31, 2010, no further benefits accrue under the Pension Plan, and therefore Mr. Bennett has been accruing retirement benefits since that date under the Retirement Plan.

Since Messrs. Platt, Fanning, and Lundstrom participate in the SERP but not in the Pension Plan, each of them, when eligible, will receive a SERP benefit equal to the actuarial equivalent of the excess of (i) the benefit which could have been payable as a monthly single life annuity under the Pension Program, described above, if they had been eligible to participate in the Pension Plan less (ii) a hypothetical Retirement Plan benefit based upon a monthly single life annuity. The hypothetical Retirement Plan benefit is the executive’s actual Retirement Plan account balance as of the date he became an officer with increases based upon certain assumptions including an annual contribution of 3% of eligible compensation and interest at 6%, compounded annually.

Although the SERP was closed to new participants effective March 4, 2010, SERP benefits will continue to accrue for existing participants.

FISCAL 2016 NON-QUALIFIED DEFERRED COMPENSATION

The following table summarizes the compensation our named executives have deferred under our Supplemental Savings Plan.

Name	Executive Contributions in Last FY(1)($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 3/31/16(3) ($)
Jeffrey M. Platt	230,856	—	(28,246)	—	2,177,318
Quinn P. Fanning	13,600	6,800	(1,675)	(21,542)	41,226
Jeffrey A. Gorski	39,075	27,536	(6,473)	—	434,423
Bruce D. Lundstrom	—	—	—	—	—
Joseph M. Bennett	—	—	—	—	—

(1)	All amounts reported in this column are also included in the fiscal year 2016 row of the column entitled “Salary” in the “Fiscal 2016 Summary Compensation Table.”
(2)	All amounts reported in this column are also included in the fiscal 2016 row of the column entitled “All Other Compensation” in the “Fiscal 2016 Summary Compensation Table.”
(3)	Of the amounts reported in this column, the following aggregate amounts were included in the “Fiscal 2016 Summary Compensation Table” for fiscal years 2014, 2015, and 2016: Mr. Platt, $416,619; Mr. Fanning, $39,910; and Mr. Gorski, $190,121.

Our Supplemental Savings Plan allows certain officers and other designated participants who earn over the qualified 401(k) plan limits to participate in the Supplemental Savings Plan and to receive company contributions. A participant is permitted to contribute an aggregate of between 2% and 75% of base salary to the Retirement Plan and the Supplemental Savings Plan. In addition, a participant may defer up to 100% (in 25% increments) of his bonus compensation. The company makes a 50% matching contribution of up to 8% of salary contributed to the Retirement Plan and the Supplemental Savings Plan. The participant’s contribution and the company’s matching contribution are invested as instructed by the participant in one or more investment funds offered through the Supplemental Savings Plan for fiscal 2016. The annual rate of return for these funds for fiscal 2016 was as follows:

Fund	One Year Total Return
AMERICAN BEACON INTERNATIONAL EQUITY FUND (CLASS I SHARES)	(9.61)%
AMERICAN EUROPACIFIC GROWTH FUND (CLASS R5 SHARES)	(8.32)%
JPMORGAN EQUITY INCOME FUND (CLASS R5 SHARES)	0.27%
BLACKROCK S & P 500 STOCK FUND (CLASS I SHARES)	1.67%
FRANKLIN SMALL CAP GROWTH FUND (CLASS Advisor SHARES)	(15.75)%
MFS TOTAL RETURN FUND (CLASS R4)	1.26%
JP MORGAN GOVERNMENT BOND SELECT FUND (CLASS SELECT)	2.17%
VICTORY MUNDER MIDCAP CORE GROWTH FUND (CLASS Y SHARES)	(8.84)%
VICTORY INTEGRITY SMALL CAP VALUE FUND (CLASS Y SHARES)	(9.42)%
PIMCO TOTAL RETURN FUND (CLASS I SHARES)	0.32%
T ROWE PRICE NEW AMERICAN GROWTH FUND	(2.08)%
MERRILL LYNCH READY ASSETS PRIME MONEY FUND	0.0%
WELLS FARGO ADV SPEC MED CAP VALUE FUND (CLASS I SHARES)	(3.09)%

The Supplemental Savings Plan is unfunded, but the company has established a rabbi trust to set aside funds for the payment of benefits. The amounts deposited in this trust are subject to the claims of the company’s creditors. Benefits are generally paid out following termination of employment, and a participant can elect to have distributions made in approximately equal annual installments over a period not to exceed ten years or in a lump sum. The benefits will be paid in a lump sum upon a change of control of the company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following information and table set forth the amount of payments to each of our named executives that would be made in the event of a termination of employment as a result of a voluntary termination, normal and early retirement, death, disability, termination with or without cause, and termination following a change in control. The table also sets forth the amount of payments to each of our named executives in the event of a change of control without a termination of employment.

We do not have employment agreements with any of our executives. We do have change of control agreements with each of our named executives that provide for payments and benefits in the event of a termination of employment following a change of control of the company. The change of control agreements are described in detail below.

Assumptions and General Principles.    The following assumptions and general principles apply with respect to the following table and any termination of employment of a named executive.

•

The amounts shown in the table assume that the date of termination of employment of each named executive was March 31, 2016. Accordingly, the table reflects amounts payable to our named executives as of March 31, 2016 and includes estimates of amounts that would be paid to the named executive upon the occurrence of a termination or change in control. The actual amounts that would be paid to a named executive can only be determined at the time of the termination or change in control.

•

If a named executive is employed on March 31 of a given year, that executive will generally be entitled to receive an annual cash bonus for that year pursuant to our Executive Officer Annual Incentive Plan. Even if a named executive resigns or is terminated with cause at the end of the fiscal year, the executive may receive an incentive bonus, because the executive had been employed for the entire fiscal year. Under these scenarios, this payment is not a severance or termination payment, but is a payment for services provided over the course of the year and therefore is not included in the table. The officer would not receive a pro-rated bonus payment under these circumstances if employment terminated prior to the end of the year.

•

A named executive may exercise any stock options that are vested and exercisable prior to the date of termination and is entitled to receive unrestricted shares of common stock with respect to RSU awards that vested prior to the date of termination. In addition, upon a change of control of our company, the vesting of options, time-vested RSUs, and phantom stock is accelerated and the CBP awards would pay out at the target level for each of the two performance components. Upon a named executive’s death or disability (or, if specifically approved by the committee, the executive’s retirement), the vesting of stock options, time-vested RSUs, and phantom stock is also accelerated and the named executive (or his estate or heirs, if applicable) may retain a pro-rata portion of his performance-based RSUs and the CBP awards, which would remain subject to their original performance conditions. The value of the accelerated awards is reflected in the table, as well as any value of vested but unexercised options that were in the money on March 31, 2016.

•

A named executive will be entitled to receive all amounts accrued and vested under our retirement and savings programs including any pension plans and deferred compensation plans in which the named executive participates. These amounts will be determined and paid in accordance with the applicable plan, and benefits payable under the non-qualified plans in which the named executives participate are also reflected in the table. Qualified retirement plan benefits payable under our Pension Plan and Retirement Plan are not included.

Retirement and Termination Without Cause.    A named executive is eligible to retire after achieving age 62 and at least five years of service. Upon retirement or termination of the named executive’s employment by the company without cause:

•	a named executive may receive benefits under the Executive Officer Annual Incentive Plan; and

•

the compensation committee may determine to pay a pro-rated bonus for the fiscal year in which termination occurs based upon the performance criteria in effect for such year and the percentage of salary applicable to such named executive’s bonus, but applied to the actual salary amount paid to the named executive for the portion of the year that the participant was employed.

Death and Disability.    Upon death or disability:

•

a named executive, or his estate, as the case may be, will receive a pro-rated bonus for the fiscal year in which termination occurs based upon the performance criteria in effect for such year and the percentage of salary applicable to such named executive’s bonus, but applied to the actual salary amount paid to the named executive for the portion of the year that the participant was employed;

•

all stock options will immediately vest and become exercisable, all time-based RSUs will vest and pay out in an equivalent number of shares of common stock, and all phantom stock will vest and pay out in cash; and

•

each named executive (or his estate or heirs, if applicable) will be permitted to retain a pro-rated number of performance-based RSUs and a pro-rata portion of his CBP awards, each of which will then pay out as scheduled at the end of the performance period to the extent the performance metric is met for the whole period. The amounts set forth in the table for RSUs reflect the number of shares that would be received upon the vesting and payout of RSUs, multiplied by the closing price of our common stock on March 31, 2016.

Voluntary Termination and Termination for Cause.    A named executive is not generally entitled to receive any additional forms of severance payments or benefits upon his voluntary decision to terminate employment with the company prior to being eligible for retirement or upon termination for cause. Any named executive who voluntarily terminates his employment with the company or is terminated by the company for cause would not receive a pro-rated bonus, unless otherwise determined by the compensation committee. In the past, the compensation committee has not elected to make payments under these circumstances and, accordingly, no bonus amounts are included in the “Estimated Payments on Termination or Change in Control” table for a voluntary termination or a termination for cause.

Change of Control. Upon the occurrence of a change of control, as generally defined below:

•	all outstanding stock options will immediately vest and become exercisable;

•	all time-based RSUs will vest and pay out in an equivalent number of shares of common stock; and

•	a named executive will be deemed to have achieved the target level for the performance criteria applicable to his CBP awards and promptly receive the corresponding cash payment.

Named executives would be permitted to continue to hold their performance-based RSUs, which would vest and pay out as scheduled at the end of the performance period to the extent the performance metric is met. Amounts reflected for stock options in the table below reflect the difference, if any, between the closing price of our common stock on March 31, 2016 and the exercise price for each option for which vesting would accelerate. The amounts set forth in the table for RSUs reflect the number of shares that would be received upon the vesting and payout of RSUs, multiplied by the closing price of our common stock on March 31, 2016.

We have entered into change of control agreements with each of our named executives. Each named executive’s agreement renews annually on January 1, unless the compensation committee gives notice during the previous year that the agreement will not be renewed (by June 30 for Mr. Gorski and by March 31 for all other named executives). Generally, pursuant to these agreements, a change of control occurs:

(a) upon the acquisition by any person or entity of beneficial ownership of 30% or more of the outstanding shares of the company’s common stock, or 30% or more of the combined voting power of the company’s then outstanding securities, except in specific circumstances;

(b) if a majority of the company’s incumbent board of directors is replaced, except in specific circumstances;

(c) upon the consummation of a reorganization, merger or consolidation (including a merger or consolidation of the company or any direct or indirect subsidiary of the company), or sale or other disposition of all or substantially all of the assets of the company (a “Business Combination”), except in specific circumstances; or

(d) upon approval by the stockholders of the company of a complete liquidation or dissolution of the company.

The change of control agreements provide that upon a termination of employment following a change in control (other than termination for cause or by reason of death or disability) or if the named executive terminates his employment in certain circumstances defined in the agreement which constitute “good reason,” in addition to the accelerated vesting of stock options and restricted stock described above, each will be entitled to the following:

•	a lump sum payment equal to three times the officer’s base salary at termination;

•	a payment equal to three times the greater of the average of his last three bonuses or the target bonus for which the officer is eligible within the following twelve months;

•	a pro-rated bonus (assuming performance at the target level for the portion of the year prior to termination);

•	continued life and health insurance benefits for thirty-six months following the date of termination;

•	immediate full vesting in his benefits under each of our supplemental or excess retirement plans in which the officer participated;

•	payout in a lump sum of all benefits under each of our supplemental or excess retirement plans; and

•

increased payout by an amount equal to the additional benefits to which the officer would have been entitled under any of our qualified or non-qualified defined benefit or defined contribution plans, as if the officer had continued to participate in such plans for three years following the change of control.

The change of control agreements of Messrs. Fanning and Lundstrom have terms that differ from the terms of our change of control agreements with Messrs. Platt, Gorski, and Bennett. The agreements of Messrs. Fanning and Lundstrom:

•	do not provide additional compensation credit for purposes of calculating the SERP benefit payout;

•	include a gross-up payment to cover any excess parachute payment tax; and

•

do not include within the definition of a “good reason” termination necessary to trigger a severance benefit in a situation where the officer does not have a commensurate position following the change of control with the corporation resulting from a business combination. If the resulting corporation is controlled by a parent entity, “good reason” would not exist simply because the named executive did not have a commensurate position with the parent entity.

The agreements of Messrs. Platt, Gorski, and Bennett:

•	do provide additional compensation credit in calculating the SERP payment amount (except for Mr. Gorski, who is not a SERP participant);

•	do not include a parachute payment excise tax gross-up; and

•	do include within the definition of “good reason” a situation where the officer does not have a commensurate position with the ultimate parent company after the change of control.

The company did not materially amend any existing change of control agreements in fiscal 2016. In addition, the committee has determined that any new change of control agreements will not provide parachute payment excise tax gross-ups.

ESTIMATED PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

The following table summarizes the amounts that would be payable to our named executives under various termination or change in control scenarios, if those events had occurred on the last day of our 2016 fiscal year (March 31, 2016).

Event	J.M. Platt	Q.P. Fanning	J.A. Gorski	B.D. Lundstrom	J.M. Bennett
Death, Disability, or Retirement
Prorated annual incentive	$912,966	$481,024	$460,655	$470,429	$352,870
Accelerated vesting of time-based awards	$122,178	$78,826	$78,826	$68,161	$47,295
Subtotal—Termination-Related Benefits	$1,035,144	$559,850	$539,481	$538,590	$400,165

Vested stock options	$0	$0	$0	$0	$0
SERP	$5,340,412	$972,263	$—	$1,078,532	$2,469,128
Supplemental Savings Plan	$2,177,311	$41,226	$434,423	$—	$—
Total	$8,552,867	$1,573,339	$973,904	$1,617,122	$2,869,293

Termination without Cause
Prorated annual incentive	$912,966	$481,024	$460,655	$470,429	$352,870
Subtotal—Termination-Related Benefits	$912,966	$481,024	$460,655	$470,429	$352,870

Vested stock options	$0	$0	$0	$0	$0
SERP	$5,340,412	$972,263	$—	$1,078,532	$2,469,128
Supplemental Savings Plan	$2,177,311	$41,226	$434,423	$—	$—
Total	$8,430,689	$1,494,513	$895,078	$1,548,961	$2,821,998

Voluntary Termination/Termination with Cause (No Termination-Related Benefits)
Vested stock options	$0	$0	$0	$0	$0
SERP	$5,340,412	$972,263	$—	$1,078,532	$2,469,128
Supplemental Savings Plan	$2,177,311	$41,226	$434,423	$—	$—
Total	$7,517,723	$1,013,489	$434,423	$1,078,532	$2,469,128

Change in Control (No Termination)
Accelerated vesting of time-based awards	$122,178	$78,826	$78,826	$68,161	$47,295
Payout of CBP award	$2,790,000	$899,950	$899,950	$779,956	$539,970
Total	$2,912,178	$978,776	$978,776	$848,117	$587,265

Change in Control with Termination
Prorated annual incentive	$912,966	$481,024	$460,655	$470,429	$352,870
Accelerated vesting of time-based awards	$122,178	$78,826	$78,826	$68,161	$47,295
Payout of CBP award	$2,790,000	$899,950	$899,950	$779,956	$539,970
Cash severance payment	$4,529,442	$2,573,262	$2,225,925	$2,518,050	$1,884,546
Continued benefits and additional retirement plan credit	$1,288,787	$201,879	$121,346	$161,615	$460,555
Tax gross-up	$—	$7,246,855	$—	$6,722,859	$—
Subtotal—Termination-Related Benefits	$9,643,373	$11,481,796	$3,786,702	$10,721,070	$3,285,236

Vested stock options	$0	$0	$0	$0	$0
SERP	$5,340,412	$972,263	$—	$1,078,532	$2,469,128
Additional SERP Benefit	$2,859,810	$288,454	$—	$284,317	$911,190
Supplemental Savings Plan	$2,177,311	$41,226	$434,423	$—	$—
Total	$20,020,906	$12,783,739	$4,221,125	$12,083,919	$6,665,554

AUDIT COMMITTEE REPORT

The audit committee is currently comprised of five directors, all of whom are independent, as defined by SEC rules and the NYSE’s listing standards. We operate under a written charter approved by our committee and adopted by the board, which is available under “Committee Charters” in the “About Tidewater—Corporate Governance” section of our website at http://www.tdw.com. Our primary function is to assist the board in its oversight of: (1) the integrity of the financial statements, reports and other financial information provided by the company to any governmental or regulatory body, the public or other users thereof; (2) the company’s compliance with certain legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; (4) the performance of the company’s internal audit function and independent registered public accounting firm; and (5) the company’s systems of disclosure controls and procedures and internal controls over financial reporting.

We oversee the company’s financial reporting process on behalf of the board. We are responsible for monitoring this process, but we are not responsible for developing and consistently applying the company’s accounting principles and practices, preparing and maintaining the integrity of the company’s financial statements and maintaining an appropriate system of internal controls, auditing the company’s financial statements and the effectiveness of internal control over financial reporting, or reviewing the company’s unaudited interim financial statements. Those are the responsibilities of management and the company’s independent registered public accounting firm, respectively.

During fiscal 2016, management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We reviewed and discussed with management and Deloitte & Touche LLP, the company’s independent registered public accounting firm (“Deloitte & Touche”), management’s report on internal control over financial reporting and Deloitte & Touche’s report on their audit of the company’s internal control over financial reporting as of March 31, 2016, both of which are included in the company’s annual report on Form 10-K for the year ended March 31, 2016.

Appointment of Independent Registered Public Accounting Firm; Financial Statement Review

In July 2015, in accordance with our charter, we appointed Deloitte & Touche as the company’s independent registered public accounting firm for fiscal 2016. We have reviewed and discussed the company’s audited financial statements for fiscal year 2016 with management and Deloitte & Touche. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and Deloitte & Touche provided an audit opinion to the same effect.

We have received from Deloitte & Touche the written disclosures and the letter required by the Public Company Accounting Oversight Board (PCAOB) Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the company’s independent registered public accounting firm’s independence, and we have discussed with them their independence from the company and management. We have also discussed with Deloitte & Touche the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the PCAOB.

In addition, we have discussed with Deloitte & Touche the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinions on the financial statements and on the internal control over financial reporting for fiscal year 2016, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. Deloitte & Touche also met with us without management being present to discuss these matters.

Based on the review and discussions referred to above, the audit committee recommended to the board (and the board has approved) that the audited financial statements be included in our company’s Annual Report on Form 10-K for the year ended March 31, 2016 for filing with the SEC. The audit committee has selected Deloitte & Touche as the company’s independent registered public accounting firm for fiscal year 2017, and that selection is being presented to the stockholders for ratification at the annual meeting.

Audit Committee:

Richard D. Paterson, Chairman

M. Jay Allison

James C. Day

J. Wayne Leonard

Cindy B. Taylor

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees and Related Disclosures for Accounting Services

The following table lists the aggregate fees and costs billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates to our company for the fiscal year ended March 31, 2015 and the fiscal year ended March 31, 2016.

	Aggregate Fees Billed
	Fiscal Year Ended March 31, 2015	Fiscal Year Ended March 31, 2016
Audit Fees(1)	$1,596,250	$1,520,850
Audit-Related Fees(2)	$52,000	$52,000
Tax Fees(3)	$333,650	$148,650
All Other Fees	$—	$—

Total	$1,981,900	$1,721,500

(1)	Relates to services rendered in connection with auditing our company’s annual consolidated financial statements for each applicable year and reviewing our company’s quarterly financial statements. Also includes services rendered in connection with statutory audits and financial statement audits of our subsidiaries.
(2)	Consists of financial accounting and reporting consultations and employee benefit plan audits.
(3)	Consists of United States and foreign corporate tax compliance services and consultations.

The audit committee has determined that the provision of services described above is compatible with maintaining the independence of the independent auditors.

Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve the scope of all audit services, audit-related services and other services permitted by law provided by our independent registered public accounting firm. Audit services and permitted non-audit services must be pre-approved by the full audit committee, except that the chairman of the audit committee has the authority to pre-approve any specific service if the total anticipated cost of such service is not expected to exceed $25,000, and provided the full audit committee ratifies the chairman’s approval at its next regular meeting. All fiscal 2015 and fiscal 2016 non-audit services were pre-approved by the audit committee.

PROPOSAL FOR THE RATIFICATION OF

SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 3)

The audit committee of our board has selected Deloitte & Touche LLP (“Deloitte & Touche”) as the company’s independent registered public accounting firm to audit the financial statements of the company for the fiscal year ending March 31, 2017, which we submit to our stockholders for ratification. Although ratification is not required by our bylaws or otherwise, our board is submitting the selection of Deloitte & Touche to our stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment of Deloitte & Touche by the affirmative vote of the holders of a majority of our common stock present in person or by proxy at the meeting and entitled to vote, the audit committee will reconsider the selection of the independent auditors.

Proxies solicited hereby will be voted to ratify that selection unless stockholders specify otherwise in their proxies. Abstentions and withheld votes will be treated as votes against this proposal. Because this is a discretionary proposal, shares held by brokers, banks and other nominees may be voted with respect to this proposal if the owner of such shares does not provide voting instructions. See “Questions and Answers about the Annual Meeting and Voting.”

Representatives of Deloitte & Touche are expected to be present at the 2016 annual meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE

“FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE

FISCAL YEAR ENDING MARCH 31, 2017.

STOCKHOLDER PROPOSALS

Our stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with SEC regulations and our bylaws.

We did not receive any stockholder proposals for the 2016 annual meeting and, pursuant to our bylaws, the deadline has passed for any stockholder to properly bring a matter before the meeting.

If you want us to consider including a proposal in next year’s proxy statement, including the nomination of a candidate for election to our board, you must deliver the proposal in writing to our Secretary at 601 Poydras Street, Suite 1500, New Orleans, Louisiana 70130 by February 10, 2017.

If you want to present a proposal at next year’s annual meeting but do not wish to have the proposal included in our proxy statement, you must submit it in writing to our Secretary, at the above address, no earlier than April 12, 2017 and no later than May 7, 2017, in accordance with the specific procedural requirements set forth in our bylaws. If you would like a copy of these procedures, please contact our Secretary, or access “Corporate Governance” in the “About Tidewater” section of our website at http://www.tdw.com to review our bylaws. Failure to comply with our bylaw procedures and deadlines may preclude presentation of the matter at the meeting.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Our practice has been that any transaction or relationship involving a related person which would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC will be reviewed and approved, or ratified, by our audit committee. We had no such transactions during fiscal 2016.

The audit committee also reviews and investigates any matters pertaining to the integrity of management and directors, including conflicts of interest, or adherence to standards of business conduct required by our policies.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and beneficial owners of more than 10% of our common stock to file certain beneficial ownership reports with the SEC. To our knowledge, based solely on our review of copies of reports received by us and written representations by certain reporting persons, we believe that during fiscal year 2016, all Section 16(a) filing requirements applicable to our officers, directors, and persons who own more than 10% of our common stock were complied with in a timely manner.

OTHER MATTERS

Our board knows of no business, other than as described in this proxy statement, which will be presented for consideration by the company’s stockholders at the meeting. The enclosed proxy will confer discretionary authority with respect to any other matters that may properly come before the meeting or any adjournment thereof, subject to applicable SEC rules. It is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on any such matter.

By Order of the Board of Directors

BRUCE D. LUNDSTROM

Executive Vice President,

General Counsel and Secretary

New Orleans, Louisiana

June 10, 2016

PLEASE VOTE BY TELEPHONE OR ONLINE, OR, IF YOU HAVE RECEIVED A PAPER

COPY OF OUR PROXY MATERIALS, BY SIGNING, DATING, AND RETURNING THE

ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

APPENDIX A

COMPANIES INCLUDED IN FISCAL 2016 EXECUTIVE COMPENSATION ANALYSES

Company	Tidewater’s Peer Group (all of fiscal 2016)	Towers Watson Oilfield Services Executive Compensation Survey Companies
		2014 Survey (March 2015 review)	2015 Survey (March 2016 review)
Archrock, Inc.*	X	X
Aker Solutions		X
Atwood Oceanics, Inc.	X	X	X
Baker Hughes, Inc.		X	X
Bristow Group Inc.	X	X	X
Cameron International Corp.		X	X
Diamond Offshore Drilling, Inc.	X
Dresser-Rand Group Inc.	removed mid-2016
Dril-Quip Inc.	X
ENSCO plc		X
FMC Technologies Inc.	X
GulfMark Offshore, Inc.	X
Halliburton Company		X	X
Helix Energy Solutions Group	X
Helmerich & Payne, Inc.	X	X	X
Hercules Offshore, Inc.		X
Hornbeck Offshore Services Inc.	X
Key Energy Services Inc.	removed mid-2016
Kirby Corp.	X
McDermott International Inc.	X	X	X
National Oilwell Varco		X	X
Noble Corporation plc	X	X
Oceaneering International Inc.	X
Oil States International Inc.	X	X	X
Precision Drilling Corporation	X
Rowan Companies plc	X	X	X
Schlumberger Limited		X	X
SEACOR Holdings Inc.	X
ShawCor Ltd.		X	X
Superior Energy Services Inc.	X
Teekay Corp.	removed mid-2016
Tetra Technologies, Inc.		X	X
Transocean, Inc.		X

*	Formerly known as Exterran Holdings Inc.

A-1

002CSN6ABF

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on July 21, 2016.
Vote by Internet • Go to www.envisionreports.com/TDW • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees in Proposal 1, FOR Proposal 2, and FOR Proposal 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - M. Jay Allison	☐	☐	02 - James C. Day	☐	☐	03 - Richard T. du Moulin	☐	☐

	04 - Morris E. Foster	☐	☐	05 - J. Wayne Leonard	☐	☐	06 - Richard D. Paterson	☐	☐

	07 - Richard A. Pattarozzi	☐	☐	08 - Jeffrey M. Platt	☐	☐	09 - Robert L. Potter	☐	☐

	10 - Cindy B. Taylor	☐	☐	11 - Jack E. Thompson	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Say on Pay Vote - An advisory vote to approve executive compensation (as disclosed in the proxy statement).	☐	☐	☐	3.	Ratification of the selection of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending March 31, 2017.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please vote, date, sign and promptly return this proxy. If signing as attorney, executor, officer, or in other representative capacity, please indicate title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy – TIDEWATER INC.

This Proxy is solicited on behalf of the Board of Directors

The undersigned appoints Bruce D. Lundstrom and D. Clayton Cambre as proxies, each with power to act alone or by substitution, to vote all shares of the undersigned in Tidewater Inc. on all matters coming before the Annual Meeting of Stockholders of Tidewater Inc. to be held on July 21, 2016, and any adjournments thereof. If the undersigned is a participant in the Tidewater Savings Plan (“Savings Plan”), this proxy card also serves as voting instructions to the Trustees of the Savings Plan to vote at the Annual Meeting, and any adjournment thereof, as specified on the reverse side hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NOT DIRECTED, AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ALL MATTERS LISTED ON THE BACK OF THIS CARD, AND, AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED. THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE